Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GREEN DOT CORPORATION,

COMMERCEONE FINANCIAL CORPORATION,

COMPASS SUB NORTH, INC.,

COMPASS SUB EAST, INC.,

AND

COMPASS SUB WEST, INC.

Dated as of November 23, 2025

TABLE OF CONTENTS

ARTICLE I

THE MERGERS

1.1	The Mergers	2
1.2	Closing	3
1.3	Effective Times	3
1.4	Effects of the Mergers	4
1.5	Treatment of CommerceOne Common Stock in the CommerceOne Merger	4
1.6	Treatment of Merger Sub One Common Stock in the CommerceOne Merger	4
1.7	Treatment of Green Dot Common Stock in the Green Dot Merger	5
1.8	Treatment of Merger Sub Two Common Stock in the Green Dot Merger	6
1.9	New CommerceOne Common Stock	6
1.10	Treatment of CommerceOne Surviving Corporation Common Stock in the Upstream Merger	6
1.11	Treatment of Green Dot RSU and PSU Awards; Green Dot ESPP	6
1.12	Treatment of CommerceOne Restricted Stock; CommerceOne Options	9
1.13	Organizational Documents; Directors and Officers	9
1.14	Tax Consequences	10

ARTICLE II

EXCHANGE OF SHARES

2.1	New CommerceOne to Make Consideration Available	10
2.2	Exchange of Shares	11
2.3	Withholding	14

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WEST

3.1	Corporate Organization	14
3.2	Capitalization	16
3.3	Authority; No Violation	17
3.4	Consents and Approvals	18
3.5	Reports	19
3.6	Financial Statements	20
3.7	Broker’s Fees	21
3.8	Absence of Certain Changes or Events	21
3.9	Legal and Regulatory Proceedings	21
3.10	Taxes and Tax Returns	22
3.11	Employees	23
3.12	SEC Reports	26

-i-

3.13	Compliance with Applicable Law	26
3.14	Certain Contracts	29
3.15	Agreements with Regulatory Agencies	31
3.16	Risk Management Instruments	31
3.17	Environmental Matters	31
3.18	Investment Securities and Commodities	32
3.19	Real Property	32
3.20	Intellectual Property	33
3.21	Related Party Transactions	33
3.22	State Takeover Laws	33
3.23	Opinion	34
3.24	Green Dot Information	34
3.25	Loan Portfolio	34
3.26	Insurance	35
3.27	IT Systems	35
3.28	No Other Representations or Warranties	36
3.29	Reorganization	36

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EAST, NEW EAST, MERGER SUB ONE AND MERGER SUB TWO

4.1	Corporate Organization	37
4.2	Capitalization	38
4.3	Authority; No Violation	40
4.4	Consents and Approvals	41
4.5	Reports	41
4.6	Financial Statements	42
4.7	Broker’s Fees	43
4.8	Absence of Certain Changes or Events	43
4.9	Legal and Regulatory Proceedings	44
4.10	Taxes and Tax Returns	44
4.11	Employees	45
4.12	[RESERVED]	48
4.13	Compliance with Applicable Law	48
4.14	Certain Contracts	50
4.15	Agreements with Regulatory Agencies	52
4.16	Risk Management Instruments	52
4.17	Environmental Matters	53
4.18	Investment Securities and Commodities	53
4.19	Real Property	53
4.20	Intellectual Property	54
4.21	Related Party Transactions	54
4.22	State Takeover Laws	54
4.23	Opinion	54
4.24	CommerceOne Information	55

-ii-

4.25	Loan Portfolio	55
4.26	Insurance	56
4.27	IT Systems	56
4.28	No Other Representations or Warranties	57
4.29	Reorganization	57

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the First Effective Time	57
5.2	Forbearances	58

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	61
6.2	Access to Information; Confidentiality	63
6.3	Stockholders’ Approvals	64
6.4	Legal Conditions to Merger	65
6.5	Stock Exchange Listing	65
6.6	Employee Matters	65
6.7	Indemnification; Directors’ and Officers’ Insurance	67
6.8	Additional Agreements	68
6.9	Advice of Changes	68
6.10	Stockholder Litigation	68
6.11	Acquisition Proposals	69
6.12	Public Announcements	70
6.13	Change of Method	70
6.14	Takeover Statutes	70
6.15	Exemption from Liability Under Section 16(b)	71
6.16	Conduct of Merger Subs	71

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Mergers	71
7.2	Conditions to Obligations of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two	72
7.3	Conditions to Obligations of Green Dot	73

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ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	74
8.2	Effect of Termination	75
ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	77
9.2	Extension; Waiver	78
9.3	Nonsurvival of Representations, Warranties and Agreements	78
9.4	Expenses	78
9.5	Notices	78
9.6	Interpretation	80
9.7	Counterparts	80
9.8	Entire Agreement	80
9.9	Governing Law; Jurisdiction	80
9.10	Waiver of Jury Trial	81
9.11	Assignment; Third-Party Beneficiaries	81
9.12	Specific Performance	81
9.13	Severability	82
9.14	Headings	82
9.15	Confidential Supervisory Information	82
9.16	Delivery by Facsimile or Electronic Transmission	82

EXHIBITS

Exhibit A:	Form of New CommerceOne Charter
Exhibit B:	Form of New CommerceOne Bylaws

-iv-

INDEX OF DEFINED TERMS

Page

ABCL	2
Acquisition Proposal	64
Affiliate	80
Agreement	1
Alabama Secretary	3
BHC Act	14
CARES Act	27
Chosen Courts	80
Closing	3
Closing Date	3
Code	1
CommerceOne	1
CommerceOne Benefit Plans	45
CommerceOne Board Recommendation	64
CommerceOne Bylaws	37
CommerceOne Certificates of Merger	3
CommerceOne Charter	37
CommerceOne Common Stock	4
CommerceOne Contract	51
CommerceOne Delaware Certificate of Merger	3
CommerceOne Disclosure Schedule	36
CommerceOne Equity Awards	38
CommerceOne ERISA Affiliate	45
CommerceOne Financial Statements	42
CommerceOne Meeting	64
CommerceOne Merger	1
CommerceOne Merger Consideration	4
CommerceOne Mergers	1
CommerceOne Old Certificate	4
CommerceOne Option	9
CommerceOne Owned Properties	53
CommerceOne Real Property	53
CommerceOne Regulatory Agreement	52
CommerceOne Restricted Stock	9
CommerceOne Software and IT Systems	56
CommerceOne Stock Plan	9
CommerceOne Subsidiary	37
CommerceOne Warrant	4
Confidentiality Agreement	63
Continuing Employees	65
Conversion	2
Data Protection Laws	27
Delaware Secretary	3

-v-

DGCL	2
Dissenting Shares	13
Distribution	2
DLLCA	2
Enforceability Exceptions	17
Environmental Laws	31
Equity Award Exchange Ratio	7
ERISA	23
Exchange Act	20
Exchange Agent	10
Exchange Fund	10
Exchange Ratio	5
FDIC	15
Federal Reserve Board	18
Final Exercise Date	8
FINRA	18
First Effective Time	3
First Mergers	1
GAAP	14
Governmental Entity	18
Green Dot	1
Green Dot Bank	2
Green Dot Benefit Plans	23
Green Dot Board Recommendation	64
Green Dot Bylaws	14
Green Dot Certificate of Merger	3
Green Dot Charter	14
Green Dot Class A Common Stock	5
Green Dot Class B Common Stock	5
Green Dot Common Stock	5
Green Dot Contract	30
Green Dot Disclosure Schedule	14
Green Dot ERISA Affiliate	23
Green Dot ESPP	8
Green Dot Indemnified Parties	67
Green Dot Insiders	71
Green Dot Meeting	64
Green Dot Merger	1
Green Dot Merger Consideration	5
Green Dot Old Certificate	5
Green Dot Owned Properties	32
Green Dot Preferred Stock	16
Green Dot Real Property	32
Green Dot Regulatory Agreement	31
Green Dot Reports	26
Green Dot RSU Award	6

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Green Dot Securities	16
Green Dot Software and IT Systems	35
Green Dot Subsidiary	15
Green Dot Subsidiary Securities	16
Implied New CommerceOne Share Price	7
Intellectual Property	33
IRS	24
IT Systems	35
knowledge	80
Liens	17
Loans	34
made available	80
Malicious Code	35
Material Adverse Effect	14
Materially Burdensome Regulatory Condition	62
Merger Sub	1
Merger Sub One	1
Merger Sub One Common Stock	4
Merger Sub Two Common Stock	6
Mergers	1
Multiemployer Plan	23
Multiple Employer Plan	24
New Certificates	10
New CommerceOne	1
New CommerceOne Bylaws	10
New CommerceOne Charter	10
New CommerceOne Common Stock	4
New CommerceOne RSU Award	7
Non-U.S. CommerceOne Benefit Plan	48
Non-U.S. Green Dot Benefit Plan	26
NYSE	12
OCC	19
Old Certificates	5
Parties	1
Payments Business Sale	2
Payments Buyer	2
Per Share Cash Consideration	5
Permitted Encumbrances	32
person	80
Personal Data	27
Premium Cap	67
Pre-Sale Reorganization	2
Proxy Statement	18
Recommendation Change	64
Regulatory Agencies	19
Representatives	69

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Requisite CommerceOne Vote	40
Requisite Green Dot Vote	17
Requisite Regulatory Approvals	62
Reverse Termination Fee	76
S-4	18
Sale Transactions	2
Sarbanes-Oxley Act	20
SBTPG Election	2
SEC	18
Second Effective Time	3
Securities Act	26
Security Breach	28
Separation Agreement	2
Specified Date	74
SRO	19
Stock Plan	6
Subsidiary	14
Takeover Statutes	33
Tax	23
Tax Return	23
Taxes	23
Termination Date	74
Termination Fee	76
transactions contemplated by this Agreement	80
transactions contemplated hereby	80
Unvested Green Dot PSU Award	7
Unvested Green Dot RSU Award	7
Upstream Certificates of Merger	3
Upstream Delaware Certificate of Merger	3
Upstream Merger	1
Vested Green Dot RSU Award	6
Vesting Green Dot PSU Awards	7
Vesting Green Dot RSU Award	7
WARN Act	25

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2025 (this “Agreement”), by and among Green Dot Corporation, a Delaware corporation (“Green Dot”), CommerceOne Financial Corporation, an Alabama corporation (“CommerceOne”), Compass Sub North, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CommerceOne (“New CommerceOne”), Compass Sub East, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New CommerceOne (“Merger Sub One”) and Compass Sub West, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Merger Sub Two Holdco (as defined below) (“Merger Sub Two”).  Green Dot, CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two are collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, CommerceOne has organized New CommerceOne, and New CommerceOne has organized Merger Sub One and Compass Sub Northwest, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New CommerceOne (“Merger Sub Two Holdco”), and Merger Sub Two Holdco has organized Merger Sub Two for the purpose of facilitating the transactions contemplated by this Agreement;

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub One shall merge with and into CommerceOne, with CommerceOne surviving as a direct wholly-owned Subsidiary of New CommerceOne (the “CommerceOne Merger”), (ii) Merger Sub Two shall merge with and into Green Dot, with Green Dot surviving as a direct, wholly-owned Subsidiary of Merger Sub Two Holdco (the “Green Dot Merger”, and together with the CommerceOne Merger, the “First Mergers”); and (iii) CommerceOne, as the surviving corporation of the CommerceOne Merger, shall merge with and into New CommerceOne, with New CommerceOne surviving under the name “CommerceOne Financial Corporation” (the “Upstream Merger”, and together with the CommerceOne Merger, the “CommerceOne Mergers”, and the Upstream Merger together with the First Mergers, the “Mergers”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the CommerceOne Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, the Boards of Directors of Green Dot, CommerceOne, New CommerceOne, Merger Sub One, Merger Sub Two have (i) determined that it is in the best interests of their respective companies and their stockholders to enter into this Agreement and consummate the transactions contemplated hereby, including the Mergers, and (ii) in furtherance thereof, approved this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, concurrently with the execution of this Agreement, New CommerceOne and Green Dot are entering into a Separation Agreement, dated as of the date of this Agreement (as it may be amended, modified or supplemented, the “Separation Agreement”) with Green Dot OpCo, LLC, a Delaware limited liability company (“Payments Buyer”), pursuant to which, among other things, (a) Santa Barbara Tax Products Group, LLC will elect (on IRS Form 8832) to be classified as a disregarded entity for U.S. federal income tax purposes, with an effective date at least one day prior to the Closing Date (the “SBTPG Election”), (b) immediately following the First Mergers, Green Dot, as the surviving corporation of the Green Dot Merger, will convert into a limited liability company pursuant to Section 266 of the Delaware General Corporation Law (the “DGCL”) and Section 18-214 of the Delaware Limited Liability Company Act (the “DLLCA”) (such conversion, the “Conversion”) and, as a result of the Conversion, Green Dot will become a disregarded entity for U.S. federal income tax purposes, (c) immediately following the Conversion, Green Dot will distribute the stock of Green Dot Bank, a Utah-chartered bank and wholly owned Subsidiary of Green Dot (“Green Dot Bank”) to New CommerceOne (the “Distribution”, and collectively with the SBTPG Election and the Conversion, the “Pre-Sale Reorganization”), and (d) immediately following the Pre-Sale Reorganization, Payments Buyer will acquire Green Dot and the Business (as defined in the Separation Agreement), subject to the terms and conditions set forth in the Separation Agreement (“Payments Business Sale”, and together with the Pre-Sale Reorganization, the “Sale Transactions”);

WHEREAS, as a condition and inducement to Green Dot’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain stockholders of CommerceOne have executed and delivered to Green Dot, Support Agreements pursuant to which such stockholders have agreed to, among other things, certain limitations on the transfer of their shares of CommerceOne Common Stock and to vote to approve this Agreement and in favor of the transactions contemplated hereby, including the Mergers; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1          The Mergers.  Subject to the terms and conditions of this Agreement, in accordance with the DGCL and the Alabama Business and Nonprofit Entities Code (the “ABCL”), as applicable:

(a)          at the First Effective Time, (i) Merger Sub One shall merge with and into CommerceOne, the separate corporate existence of Merger Sub One shall cease, and CommerceOne shall be the surviving corporation and a direct, wholly-owned Subsidiary of New CommerceOne and continue its existence under the laws of the State of Alabama as the surviving corporation, and (ii) Merger Sub Two shall merge with and into Green Dot, the separate corporate existence of Merger Sub Two shall cease, and Green Dot shall be the surviving corporation and a direct, wholly-owned Subsidiary of Merger Sub Two Holdco; and

(b)          at the Second Effective Time, CommerceOne, as the surviving corporation of the CommerceOne Merger, shall merge with and into New CommerceOne, the separate corporate existence of CommerceOne shall cease, and New CommerceOne shall be the surviving corporation and continue its existence under the laws of the State of Delaware as the surviving corporation.

1.2          Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Green Dot and CommerceOne.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall occur concurrently with the closing of the transactions contemplated by the Separation Agreement, and the First Mergers shall occur only if the Sale Transactions occur immediately thereafter.

1.3         Effective Times.

(a)          On or (if agreed by Green Dot and CommerceOne) prior to the Closing Date, (i) CommerceOne and Merger Sub One shall cause to be filed a certificate of merger with respect to the CommerceOne Merger (the “CommerceOne Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and a certificate of merger with respect to the CommerceOne Merger with the Secretary of State of the State of Alabama (the “Alabama Secretary”) (such certificate, together with the CommerceOne Delaware Certificate of Merger, the “CommerceOne Certificates of Merger”), and (ii) Green Dot and Merger Sub Two shall caused to be filed a certificate of merger with respect to the Green Dot Merger (the “Green Dot Certificate of Merger”) with the Delaware Secretary.  The CommerceOne Merger and Green Dot Merger shall become effective simultaneously at such time as may be agreed by the Parties in writing and specified in the CommerceOne Certificates of Merger and the Green Dot Certificate of Merger in accordance with the relevant provisions of the DGCL and the ABCL or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “First Effective Time”).

(b)          On or (if agreed by Green Dot and CommerceOne) prior to the Closing Date, CommerceOne and New CommerceOne shall cause to be filed a certificate of merger with respect to the Upstream Merger with the Delaware Secretary (the “Upstream Delaware Certificate of Merger”) and a certificate of merger with respect to the Upstream Merger with the Alabama Secretary (such certificate, together with the Upstream Delaware Certificate of Merger, the “Upstream Certificates of Merger”).  The Upstream Merger shall become effective after the Sale Transactions at such time as may be agreed by the Parties in writing and specified in the Upsteam Certificates of Merger in accordance with the relevant provisions of the DGCL or the ABCL or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).

1.4          Effects of the Mergers.  The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and, with respect to the CommerceOne Mergers, the ABCL.

1.5         Treatment of CommerceOne Common Stock in the CommerceOne Merger.  At the First Effective Time, by virtue of the CommerceOne Merger and without any action on the part of any of the Parties or any holder of securities thereof:

(a)          Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of CommerceOne (“CommerceOne Common Stock”), issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive one share of the common stock, par value $0.01 per share, of New CommerceOne (“New CommerceOne Common Stock” and such consideration, the “CommerceOne Merger Consideration”).

(b)          All the shares of CommerceOne Common Stock converted into the right to receive the New CommerceOne Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time, and each certificate (each, an “CommerceOne Old Certificate,” it being understood that any reference herein to “CommerceOne Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of CommerceOne Common Stock) previously representing any such shares of CommerceOne Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of New CommerceOne Common Stock which such shares of CommerceOne Common Stock have been converted into the right to receive pursuant to this Section 1.5 and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon.

(c)          At the First Effective Time, each outstanding warrant to purchase shares of CommerceOne Common Stock (an “CommerceOne Warrant”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a warrant to purchase shares of CommerceOne Common Stock and shall be converted into a warrant to purchase a number of shares of New CommerceOne Common Stock equal to the number of shares of CommerceOne Common Stock subject to such CommerceOne Warrant immediately prior to the Effective Time, at an exercise price equal to the exercise price per share of CommerceOne Common Stock of such CommerceOne Warrant immediately prior to the Effective Time.  Except as specifically provided above, following the First Effective Time, each CommerceOne Warrant shall continue to be governed by the same terms and conditions as were applicable to such CommerceOne Warrant immediately prior to the First Effective Time.

1.6          Treatment of Merger Sub One Common Stock in the CommerceOne Merger.  At the First Effective Time, by virtue of the CommerceOne Merger and without any action on the part of any of the Parties or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub One (“Merger Sub One Common Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of CommerceOne as the surviving corporation of the CommerceOne Merger (the “CommerceOne Surviving Corporation Common Stock”).

1.7          Treatment of Green Dot Common Stock in the Green Dot Merger.  At the First Effective Time, by virtue of the Green Dot Merger and without any action on the part of any of the Parties or any holder of securities thereof:

(a)          Subject to Section 2.2(e), each share of Class A common stock, par value $0.001 per share, of Green Dot (collectively, “Green Dot Class A Common Stock”) and each share of Class B common stock, par value $0.001 per share, of Green Dot (collectively, “Green Dot Class B Common Stock”), in each case issued and outstanding immediately prior to the First Effective Time (collectively, “Green Dot Common Stock”), except for shares of Green Dot Common Stock owned by Green Dot, CommerceOne or New CommerceOne (in each case other than shares of Green Dot Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Green Dot, CommerceOne or New CommerceOne in respect of debts previously contracted), shall be converted into the right to receive (A) 0.2215 shares (as it may be adjusted pursuant to Section 1.7(b), the “Exchange Ratio”) of the New CommerceOne Common Stock and (B) an amount in cash equal to $8.11 (as it may be adjusted pursuant to Section 1.7(b), the “Per Share Cash Consideration,” and the consideration described in clauses (A) and (B), the “Green Dot Merger Consideration”).

(b)          All the shares of Green Dot Common Stock converted into the right to receive the Green Dot Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time, and each certificate (each, an “Green Dot Old Certificate,” it being understood that any reference herein to “Green Dot Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of Green Dot Common Stock; and the Green Dot Old Certificates and CommerceOne Old Certificates, collectively, the “Old Certificates”) previously representing any such shares of Green Dot Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of New CommerceOne Common Stock which such shares of Green Dot Common Stock have been converted into the right to receive pursuant to this Section 1.7, (ii) the Per Share Cash Consideration in respect of each such share of Green Dot Common Stock, (iii) cash in lieu of fractional shares which the shares of Green Dot Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.7 and Section 2.2(e), without any interest thereon and (iv) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon.  If, prior to the First Effective Time, the outstanding shares of CommerceOne Common Stock, New CommerceOne Common Stock or Green Dot Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Per Share Cash Consideration to give CommerceOne and New CommerceOne and the holders of Green Dot Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Green Dot, CommerceOne or New CommerceOne to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, at the First Effective Time, all shares of Green Dot Common Stock that are owned by Green Dot, CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two (in each case other than shares of Green Dot Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Green Dot, CommerceOne or New CommerceOne in respect of debts previously contracted) shall be cancelled and shall cease to exist and no New CommerceOne Common Stock or other consideration shall be delivered in exchange therefor.

1.8          Treatment of Merger Sub Two Common Stock in the Green Dot Merger.  At the First Effective Time, by virtue of the Green Dot Merger and without any action on the part of any of the Parties or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub Two (the “Merger Sub Two Common Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into one share of class A common stock of Green Dot as the surviving corporation of the Green Dot Merger.

1.9          New CommerceOne Common Stock.  At the First Effective Time, each share of New CommerceOne Common Stock issued and outstanding immediately prior to the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time and no consideration shall be delivered in exchange therefor.  At and after the Second Effective Time, each share of New CommerceOne Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of New CommerceOne Common Stock, as applicable, and shall not be affected by the Upstream Merger.

1.10        Treatment of CommerceOne Surviving Corporation Common Stock in the Upstream Merger.  At the Second Effective Time, each share of CommerceOne Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall be cancelled and shall cease to exist as of the Second Effective Time and no consideration shall be delivered in exchange therefor.

1.11        Treatment of Green Dot RSU and PSU Awards; Green Dot ESPP.

(a)          At the First Effective Time, each restricted stock unit award in respect of shares of Green Dot Common Stock (each, a “Green Dot RSU Award”) granted under Green Dot’s Amended and Restated 2010 Equity Incentive Plan (as amended from time to time, the “Stock Plan”) that is vested and outstanding as of immediately prior to, the First Effective Time (each, a “Vested Green Dot RSU Award”), shall, as of the First Effective Time, be cancelled and converted automatically into the right to receive (without interest) the Green Dot Merger Consideration in respect of the number of shares of Green Dot Common Stock subject to such Vested Green Dot RSU Award immediately prior to the First Effective Time, less applicable withholding Taxes (which withholding Taxes shall be deducted from the cash payment to which the holder is entitled pursuant to this Section 1.11(a)); provided, that, with respect to any Vested Green Dot RSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, and that is not permitted to be paid at the First Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(b)          At the First Effective Time, each Green Dot RSU Award that is subject to performance-based vesting conditions and that is outstanding and unvested immediately prior to the First Effective Time (each, an “Unvested Green Dot PSU Award”) and that was granted in calendar year 2025 shall, as of the First Effective Time, be cancelled and converted automatically into the right to receive (without interest) the Green Dot Merger Consideration in respect of the number of shares of Green Dot Common Stock subject to such Unvested Green Dot PSU Award immediately prior to the First Effective Time, determined by deeming any applicable performance-based vesting criteria applicable to such Unvested Green Dot PSU Award achieved at 150% of the target level of performance for the 2025 performance period and the target level of performance for each of the 2026 and 2027 performance periods (such Unvested Green Dot PSU Awards, the “Vesting Green Dot PSU Awards”), less applicable withholding Taxes (which withholding Taxes shall be deducted from the cash payment to which the holder is entitled pursuant to this Section 1.11(b)).

(c)          At the First Effective Time, each Unvested Green Dot PSU Award that is not a Vesting Green Dot PSU Award shall be cancelled without any consideration to the holder of such Unvested Green Dot PSU Award.

(d)          At the First Effective Time, each outstanding and unvested Green Dot RSU Award that is not an Unvested Green Dot PSU Award and that would otherwise vest in accordance with its terms on or before June 30, 2026, including as a result of a single-trigger vesting provision applicable to such Green Dot RSU Award (each, a “Vesting Green Dot RSU Award”) shall, as of the First Effective Time, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Green Dot Merger Consideration in respect of the number of shares of Green Dot Common Stock subject to such Vesting Green Dot RSU Award immediately prior to the First Effective Time, less applicable withholding Taxes (which withholding Taxes shall be deducted from the cash payment to which the holder is entitled pursuant to this Section 1.11(d)).

(e)          At the First Effective Time, each outstanding and unvested Green Dot RSU Award that is neither a Green Dot PSU Award or a Vesting Green Dot RSU Award (each, an “Unvested Green Dot RSU Award”), after giving effect to the forfeiture provisions set forth in Section 7.8 of the Separation Agreement, shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (an “New CommerceOne RSU Award”) in respect of that number of shares of New CommerceOne Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Green Dot Common Stock subject to the Unvested Green Dot RSU Award immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.7(b)).  Each such New CommerceOne RSU Award shall be settleable in shares of New CommerceOne Common Stock.  Except as expressly provided in this Section 1.11(e), each such New CommerceOne RSU Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Unvested Green Dot RSU Award immediately prior to the First Effective Time.  For purposes of this Agreement, “Equity Award Exchange Ratio” means (A) the Exchange Ratio, plus (B) the quotient of (x) the Per Share Cash Consideration divided by (y) the Implied New CommerceOne Share Price, rounded to the nearest one thousandth.

(f)          New CommerceOne shall pay the holders of Vested Green Dot RSU Awards, the Vesting Green Dot PSU Awards and the Vesting Green Dot RSU Awards the cash payments and shares of New CommerceOne Common Stock described in Sections 1.11(a), 1.11(b) and 1.11(d) on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regular payroll date that is at least three (3) business days thereafter; provided, that, with respect to any Vesting Green Dot PSU Award or Vesting Green Dot RSU Award that constitutes nonqualified deferred compensation subject to Section 409A of Code, and that is not permitted to be paid at the First Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(g)          At or prior to the First Effective Time, Green Dot, the Board of Directors of Green Dot and the Green Dot Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.11.

(h)          Prior to the First Effective Time, the Green Dot Board of Directors (or any authorized committee thereof) shall adopt resolutions to provide that, subject to the consummation of the Green Dot Merger, the Green Dot Employee Stock Purchase Plan (the “Green Dot ESPP”) shall terminate effective as of immediately prior to the First Effective Time.  As soon as reasonably practicable after the date of this Agreement, Green Dot shall adopt resolutions and take all actions necessary to (i) provide that no new offering period under the Green Dot ESPP shall commence on or after the date of this Agreement, (ii) set a new exercise date under the Green Dot ESPP for the offering period under the Green Dot ESPP that is in effect as of the date of this Agreement, which date shall be no later than five (5) Business Days prior to the Closing Date (the “Final Exercise Date”), and (iii) provide that each participant’s outstanding right to purchase shares of Green Dot Common Stock under the Green Dot ESPP as of the Final Exercise Date shall automatically be exercised in accordance with the terms of the Green Dot ESPP based on each participant’s accumulated payroll deductions under the Green Dot ESPP as of the Final Exercise Date.  All shares of Green Dot Common Stock purchased on the Final Exercise Date shall be cancelled at the First Effective Time and converted into the right to receive the Green Dot Merger Consideration in accordance with Section 1.7(a).  Copies of resolutions relating to any of the foregoing in this Section 1.11(f) shall be provided to CommerceOne prior to the Closing and shall be subject to CommerceOne’s reasonable review and comment.

(i)          New CommerceOne shall take all corporate actions that are necessary for the assumption of the applicable Green Dot RSU Awards pursuant to Section 1.11(b), including the reservation, issuance and listing of CommerceOne Common Stock as necessary to effect the transactions contemplated by this Section 1.11.  As soon as practicable following the First Effective Time, New CommerceOne shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor form) with respect to the shares of New CommerceOne Common Stock underlying such Unvested Green Dot RSU Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed Unvested Green Dot RSU Awards remain outstanding.

1.12        Treatment of CommerceOne Restricted Stock; CommerceOne Options.

(a)          At the First Effective Time, any vesting conditions applicable to each outstanding restricted stock award (each an “CommerceOne Restricted Stock”) under the CommerceOne Second Amended and Restated 2018 Incentive Stock Compensation Plan (“CommerceOne Stock Plan”) shall, to the extent required by the CommerceOne Stock Plan, automatically and without any required action on the part of the holder thereof, accelerate in full and shall be converted into, and become exchanged for the CommerceOne Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting), pursuant to Section 1.5(a).

(b)          At the First Effective Time, each outstanding option to purchase shares of CommerceOne Common Stock (an “CommerceOne Option”) under the CommerceOne Stock Plan shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of CommerceOne Common Stock and shall be converted into an option to purchase a number of shares of New CommerceOne Common Stock equal to the number of shares of CommerceOne Common Stock subject to such CommerceOne Option immediately prior to the Effective Time, at an exercise price equal to the exercise price per share of CommerceOne Common Stock of such CommerceOne Option immediately prior to the Effective Time; provided, however, that the exercise price and the number of shares of New CommerceOne Common Stock purchasable pursuant to the CommerceOne Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any CommerceOne Option to which Section 422 of the Code applies, the exercise price and the number of shares of New CommerceOne Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.  Except as specifically provided above, following the First Effective Time, each CommerceOne Option shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to such CommerceOne Option immediately prior to the First Effective Time.

(c)          At or prior to the First Effective Time, CommerceOne, the Board of Directors of CommerceOne and the CommerceOne Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.11.

1.13        Organizational Documents; Directors and Officers.

(a)          At the First Effective Time, (i) the certificate of incorporation and the bylaws of CommerceOne, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and the bylaws, respectively, of the surviving corporation of the CommerceOne Merger until thereafter amended in accordance with applicable law, and the officers and directors of CommerceOne as of immediately prior to the First Effective Time shall be the officers and directors of the surviving corporation of the CommerceOne Merger until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal; and (ii) the certificate of incorporation and the bylaws of Green Dot, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and the bylaws, respectively, of the surviving corporation of the Green Dot Merger until thereafter amended in accordance with applicable law, and the officers and directors of Merger Sub Two as of immediately prior to the First Effective Time shall be the officers and directors of the surviving corporation of the Green Dot Merger until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

(b)          At the First Effective Time, the certificate of incorporation and the bylaws of New CommerceOne shall be amended and restated in their entirety in the form of the amended and restated certificate of incorporation set forth in Exhibit A (the “New CommerceOne Charter”) and the form of the amended and restated bylaws set forth in Exhibit B (the “New CommerceOne Bylaws”), respectively, and such New CommerceOne Charter and New CommerceOne Bylaws shall be the certificate of incorporation and the bylaws of New CommerceOne, respectively, until thereafter amended in accordance with applicable law.  At the Second Effective Time, the New CommerceOne Charter and the New CommerceOne Bylaws, as the certificate of incorporation and the bylaws of New CommerceOne, the surviving corporation of the Upstream Merger, shall continue to be the certificate of incorporation and the bylaws of New CommerceOne, respectively, until thereafter amended in accordance with applicable law.  The officers and directors of New CommerceOne, as in effect immediately prior to the Second Effective Time, shall be the officers and directors of the surviving corporation of the Upstream Merger until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

1.14        Tax Consequences.  It is intended that the CommerceOne Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE II

EXCHANGE OF SHARES

2.1          New CommerceOne to Make Consideration Available.  At or prior to the First Effective Time, New CommerceOne shall deposit, or shall cause to be deposited, with a bank or trust company designated by New CommerceOne and reasonably acceptable to Green Dot (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, (a) certificates or, at New CommerceOne’s option, evidence in book-entry form, representing shares of New CommerceOne Common Stock to be issued pursuant to Section 1.5 and Section 1.7 (collectively, referred to herein as “New Certificates”), and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Green Dot Merger Consideration and (ii) cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect to shares of New CommerceOne Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2          Exchange of Shares.

(a)          As promptly as practicable after the First Effective Time, but in no event later than five (5) days thereafter, New CommerceOne shall cause the Exchange Agent to mail to each holder of record of one or more CommerceOne Old Certificates representating shares of CommerceOne Common Stock immediately prior to the First Effective Time and Green Dot Old Certificates representing shares of Green Dot Common Stock immediately prior to the First Effective Time that have been converted at the First Effective Time into the right to receive the CommerceOne Merger Consideration and Green Dot Merger Consideration, respectively pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of New CommerceOne Common Stock and, if applicable, any cash in lieu of fractional shares and the cash portion of the Green Dot Merger Consideration, which the shares of Green Dot Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of New CommerceOne Common Stock to which such holder of CommerceOne Common Stock and Green Dot Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (w) the cash portion of the Green Dot Merger Consideration which such holder of Green Dot Common Stock has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (x) any cash in lieu of fractional shares which such holder of Green Dot Common Stock has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash portion of the Green Dot Merger Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Green Dot Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive, upon surrender, the CommerceOne Merger Consideration or the Green Dot Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2, as applicable.

(b)          No dividends or other distributions declared with respect to New CommerceOne Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of New CommerceOne Common Stock that the shares of CommerceOne Common Stock or Green Dot Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)          If any New Certificate representing shares of New CommerceOne Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of New CommerceOne Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the First Effective Time, there shall be no transfers on the stock transfer books of CommerceOne of the shares of CommerceOne Common Stock and of Green Dot of the shares of Green Dot Common Stock that were issued and outstanding immediately prior thereto.  If, after the First Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the CommerceOne Merger Consideration or Green Dot Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as applicable, as provided in this Article II.

(e)          Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of New CommerceOne Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to New CommerceOne Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of New CommerceOne.  In lieu of the issuance of any such fractional share, New CommerceOne shall pay to each former holder of Green Dot Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to (i) (A) (1) the closing sale price of Green Dot Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal on the last trading day preceding the Closing Date minus (2) the Per Share Cash Consideration, divided by (B) the Exchange Ratio (the amount contemplated by this clause (i), the “Implied New CommerceOne Share Price”), multiplied by (ii) the fraction of a share (after taking into account all shares of Green Dot Common Stock held by such holder immediately prior to the First Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of New CommerceOne Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.7.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)          Any portion of the Exchange Fund that remains unclaimed by the stockholders of Green Dot or CommerceOne for twelve (12) months after the First Effective Time shall be paid to New CommerceOne.  Any former holders of Green Dot Common Stock or CommerceOne Common Stock who have not theretofore complied with this Article II shall thereafter look only to New CommerceOne for payment of, as applicable, the Green Dot Merger Consideration, the CommerceOne Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the New CommerceOne Common Stock deliverable in respect of each former share of Green Dot Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of the Parties or any other person shall be liable to any former holder of shares of Green Dot Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by New CommerceOne or the Exchange Agent, the posting by such person of a bond in such amount as New CommerceOne or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the CommerceOne Merger Consideration or the Green Dot Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof, as applicable, pursuant to this Agreement.

(h)          Notwithstanding anything in this Agreement to the contrary, if required by the ABCL or DGCL, as applicable (but only to the extent required thereby), shares of CommerceOne Common Stock and Green Dot Common Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by holders of such shares of CommerceOne Common Stock and Green Dot Common Stock, respectively, who have not voted in favor of the adoption or approval, as applicable, of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Article 13 of the ABCL or Section 262 of the DGCL, as applicable (such shares, the “Dissenting Shares”) will not be converted into the right to receive the CommerceOne Merger Consideration or Green Dot Merger Consideration, as applicable, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Article 13 or Section 262, as applicable, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the ABCL or DGCL, as applicable. If, after the First Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the First Effective Time, the right to receive the CommerceOne Merger Consideration or Green Dot Merger Consideration, as applicable, without any interest thereon. At the First Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Article 13 of the ABCL or Section 262 of the DGCL, as applicable, and as provided in the previous sentence. Green Dot will give CommerceOne or, following the Upstream Merger, New CommerceOne (i) notice of any demands received by Green Dot for appraisals of shares of Green Dot Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands.  Prior to the First Effective Time, CommerceOne will give Green Dot (i) notice of any demands received by CommerceOne for appraisals of shares of CommerceOne Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands.

2.3          Withholding. New CommerceOne shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by New CommerceOne or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which the deduction and withholding was made by New CommerceOne or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WEST

Except (a) as disclosed in the disclosure schedule delivered by Green Dot to CommerceOne and New CommerceOne concurrently herewith (the “Green Dot Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Green Dot Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Green Dot that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Green Dot Reports filed by Green Dot since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Green Dot hereby represents and warrants to CommerceOne and New CommerceOne as follows:

3.1          Corporate Organization.

(a)          Green Dot is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act.  Green Dot has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Green Dot is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Green Dot, CommerceOne or New CommerceOne, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the transactions contemplated hereby or by the Separation Agreement (including any effect on a party’s relationships with its customers, vendors or employees) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(i), 4.3(b), 4.4 or 4.11(i)), (F) any stockholder litigation arising out of the Agreement, the Separation Agreement or the transactions contemplated hereby and thereby that is brought or threatened against a party or any party’s Board of Directors from and following the date of this Agreement and prior to the First Effective Time (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(i), 4.3(b), 4.4 or 4.11(i)) or actions expressly required by this Agreement or the Separation Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or thereby or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting or other power to elect a majority of the board of directors or other managing authority of such persons performing similar functions.  True, correct and complete copies of the Certificate of Incorporation of Green Dot (the “Green Dot Charter”) and the Bylaws of Green Dot (the “Green Dot Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Green Dot to CommerceOne.

(b)          Each Subsidiary of Green Dot (a “Green Dot Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Green Dot and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of Green Dot or any Subsidiary of Green Dot to pay dividends or distributions except, in the case of Green Dot or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of each Subsidiary of Green Dot that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Green Dot Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Green Dot that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof (any references to “significant Subsidiaries” of either Green Dot or CommerceOne in this Agreement shall mean “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof).  There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Green Dot other than the Green Dot Subsidiaries.

3.2          Capitalization.

(a)          The authorized capital stock of Green Dot consists of 100,000,000 shares of Green Dot Class A Common Stock, 100,000,000 shares of Green Dot Class B Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Green Dot Preferred Stock”).  As of November 20, 2025 (in the case of clause (a)(i)) or November 21, 2025 (in the case of clauses (a)(ii) through (v)), there were (i) 55,548,617 shares of Green Dot Class A Common Stock issued and outstanding and no shares of Green Dot Class B Common Stock issued and outstanding; (ii) no shares of Green Dot Common Stock held by Green Dot in its treasury; (iii) 4,798,301 shares of Green Dot Common Stock reserved for issuance upon the settlement of outstanding Green Dot RSU Awards (assuming applicable performance conditions are satisfied at target levels, or, where a Green Dot RSU Award is subject to performance-based vesting conditions but does not specify a “target” amount, assuming the total amount of Shares subject to such Green Dot RSU Award) or 5,577,492 shares of Green Dot Common Stock reserved for issuance upon the settlement of outstanding Green Dot RSU Awards (assuming applicable performance conditions are satisfied at maximum levels, or, where a Green Dot RSU Award is subject to performance-based vesting conditions but does not specify a “target” amount, assuming the total amount of shares of Green Dot Common Stock subject to such Green Dot RSU Award); (iv) 4,979,410 shares of Green Dot Common Stock reserved for issuance under the Green Dot ESPP; and (v) (A) no shares of Green Dot Preferred Stock issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since November 20, 2025 or November 21, 2025, as applicable , resulting from the vesting or settlement of any Green Dot RSU Awards issued prior to the date of this Agreement as described in the immediately preceding sentence or the exercise of options to purchase shares of Green Dot Common Stock under the Green Dot ESPP, there are no shares of capital stock or other voting securities or equity interests of Green Dot issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Green Dot Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Green Dot may vote.  No trust preferred or subordinated debt securities of Green Dot are issued or outstanding.  Other than Green Dot RSU Awards issued prior to the date of this Agreement as described in this Section 3.2(a) or options to purchase shares of Green Dot Common Stock under the Green Dot ESPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Green Dot, or contracts, commitments, understandings or arrangements by which Green Dot may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Green Dot or that otherwise obligate Green Dot to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Green Dot Securities,” and any of the foregoing in respect of Subsidiaries of Green Dot, collectively, “Green Dot Subsidiary Securities”).  Other than Green Dot RSU Awards or options to purchase shares of Green Dot Common Stock under the Green Dot ESPP, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Green Dot or any of its Subsidiaries) are outstanding.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Green Dot or any of its Subsidiaries is a party with respect to the voting or transfer of Green Dot Common Stock, capital stock or other voting or equity securities or ownership interests of Green Dot or granting any stockholder or other person any registration rights.

(b)          Green Dot owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Green Dot Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3          Authority; No Violation.

(a)          Green Dot has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Requisite Green Dot Vote (as defined below), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Green Dot Merger) have been duly and validly approved by the Board of Directors of Green Dot.  The Board of Directors of Green Dot has unanimously determined that the transactions contemplated hereby (including the Green Dot Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Green Dot and its stockholders, has approved this Agreement and the transactions contemplated hereby (including the Green Dot Merger), and has directed that this Agreement be submitted to Green Dot’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement and the transactions contemplated by the Separation Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Green Dot Common Stock entitled to vote on this Agreement (the “Requisite Green Dot Vote”) (and the approval of Merger Sub Two Holdco of the Conversion following the First Effective Time), no other corporate proceedings on the part of Green Dot are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Green Dot and (assuming due authorization, execution and delivery by CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two) constitutes a valid and binding obligation of Green Dot, enforceable against Green Dot in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by Green Dot nor the consummation by Green Dot of the transactions contemplated hereby (including the Mergers), nor compliance by Green Dot with any of the terms or provisions hereof, will (i) violate any provision of the Green Dot Charter or the Green Dot Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Green Dot or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Green Dot or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Green Dot or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green Dot.

3.4          Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or financial authorities listed on Section 3.4 of the Green Dot Disclosure Schedule or Section 4.4 of the CommerceOne Disclosure Schedule and approval of such applications, filings and notices, (e) the filing of any required applications, filings and notices, as applicable, with the FDIC and approval of such applications, filings and notices, (f) the filing by Green Dot with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form (including any amendments or supplements thereto, the “Proxy Statement”), and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by New CommerceOne in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the CommerceOne Certificates of Merger, Green Dot Certificate of Merger and Upstream Certificates of Merger with the Delaware Secretary pursuant to the DGCL and the Alabama Secretary pursuant to the ABCL, as applicable, (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of New CommerceOne Common Stock pursuant to this Agreement and the approval of the listing of such New CommerceOne Common Stock on the NYSE, and (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by Green Dot of this Agreement or (y) the consummation by Green Dot of the Mergers and the other transactions contemplated hereby.  As of the date hereof, Green Dot is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers on a timely basis.

3.5          Reports.  Green Dot and each of its Subsidiaries have timely filed (or furnished) all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency (the “OCC”), (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green Dot.  Subject to Section 9.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Green Dot and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Green Dot, investigation into the business or operations of Green Dot or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot.  Subject to Section 9.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Green Dot or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Green Dot or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot.

3.6          Financial Statements.

(a)          The financial statements of Green Dot and its Subsidiaries included (or incorporated by reference) in the Green Dot Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Green Dot and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Green Dot and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  Since December 31, 2022, no independent public accounting firm of Green Dot has resigned (or informed Green Dot that it intends to resign) or been dismissed as independent public accountants of Green Dot as a result of or in connection with any disagreements with Green Dot on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, neither Green Dot nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Green Dot included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Green Dot and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Green Dot or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Green Dot.  Green Dot (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Green Dot, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Green Dot by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed in writing, based on its most recent evaluation prior to the date hereof, to Green Dot’s outside auditors and the audit committee of the Board of Directors of Green Dot (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Green Dot’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Green Dot’s internal controls over financial reporting.  There is no reason to believe that Green Dot’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since December 31, 2022, (i) neither Green Dot nor any of its Subsidiaries, nor, to the knowledge of Green Dot, any director, officer, auditor, accountant or representative of Green Dot or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Green Dot or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Green Dot or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Green Dot or any of its Subsidiaries, whether or not employed by Green Dot or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Green Dot or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Green Dot or any committee thereof or to the knowledge of Green Dot, to any director or officer of Green Dot.

3.7          Broker’s Fees.  With the exception of Citigroup Global Markets Inc., neither Green Dot nor any Green Dot Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement.  Green Dot has disclosed to CommerceOne as of the date hereof the aggregate fees to be paid by Green Dot to Citigroup Global Markets Inc. related to the Mergers and the other transactions contemplated hereunder.

3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot.

(b)          Since December 31, 2024, Green Dot and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9          Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, neither Green Dot nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Green Dot, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Green Dot or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Green Dot, any of its Subsidiaries or the assets of Green Dot or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the New CommerceOne or any of its Affiliates) that would reasonably be expected to be material to New CommerceOne and its Subsidiaries (after giving effect to the Mergers), taken as a whole.

3.10        Taxes and Tax Returns.

(a)          Each of Green Dot and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.

(b)          Neither Green Dot nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).

(c)          All material Taxes of Green Dot and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(d)          Each of Green Dot and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(e)          Neither Green Dot nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(f)          Neither Green Dot nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no ongoing, threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Green Dot and its Subsidiaries or the assets of Green Dot and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the Green Dot Reports.

(g)          There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Green Dot or any of its Subsidiaries.

(h)          Neither Green Dot nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among Green Dot and its Subsidiaries or (ii) commercial agreements the principal purpose of which does not relate to Taxes).

(i)          Neither Green Dot nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Green Dot) or (ii) has any liability for the Taxes of any person (other than Green Dot or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j)          Neither Green Dot nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(k)          Neither Green Dot nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)          At no time during the past five (5) years has Green Dot been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)          Neither Green Dot nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) any agreement entered into with any Governmental Entity (including a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law)) prior to the Closing, (iii) any installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, or (iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing, in each case, as a result of any action or transaction occurring prior to the Closing.

(n)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(o)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11        Employees.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, each Green Dot Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  For purposes of this Agreement, the term “Green Dot Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, practices, arrangements or remuneration of any kind, whether or not funded and whether or not in writing, with respect to which Green Dot or any Subsidiary or any trade or business of Green Dot or any of its Subsidiaries, whether or not incorporated, all of which together with Green Dot would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Green Dot ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Green Dot or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of Green Dot or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan, program or arrangement sponsored by a Governmental Entity.

(b)          Green Dot has made available to CommerceOne true and complete copies of each material Green Dot Benefit Plan and the following related documents, to the extent applicable:  (i) all summary plan descriptions, material amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.

(c)          Except as would not result in any material liability to Green Dot and its Subsidaries, taken as a whole, each Green Dot Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to Green Dot’s knowledge, no event has occurred since December 31, 2022 that would adversely affect the qualification or tax exemption of any such Green Dot Benefit Plan.

(d)          No Green Dot Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.  During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by Green Dot or its Subsidiaries or any of their respective ERISA Affiliates, and, to Green Dot’s knowledge, no condition exists that presents a risk to Green Dot or its Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability.

(e)          None of Green Dot and its Subsidiaries nor any Green Dot ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Green Dot and its Subsidiaries nor any Green Dot ERISA Affiliate has incurred any liability that has not been satisfied in full to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)          Except as would not result in any material liability to Green Dot and its Subsidiaries, taken as a whole, no Green Dot Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, all contributions required to be made to any Green Dot Benefit Plan by applicable law or by any plan document or other contractual undertaking for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Green Dot.

(h)          There are no pending or, to Green Dot’s knowledge, threatened claims (in each case other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Green Dot’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Green Dot Benefit Plans, any fiduciaries thereof with respect to their duties to the Green Dot Benefit Plans or the assets of any of the trusts under any of the Green Dot Benefit Plans that would reasonably be expected to result in any liability of Green Dot or any of its Subsidiaries in an amount that, individually or in the aggregate, would be material to Green Dot and its Subsidiaries, taken as a whole.

(i)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in (i) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Green Dot or any of its Subsidiaries, (ii) result in any limitation on the right of Green Dot or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Green Dot Benefit Plan or related trust on or after the First Effective Time or (iii) otherwise give rise to any material liability under any Green Dot Benefit Plan.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Green Dot or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)          Neither Green Dot nor any Subsidiary has any obligation to provide, and no Green Dot Benefit Plan provides for, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law), or otherwise.

(k)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, there are no pending or, to Green Dot’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Green Dot or any of its Subsidiaries, or any strikes or other labor disputes against Green Dot or any of its Subsidiaries.  Neither Green Dot nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Green Dot or any of its Subsidiaries and, except as would not reasonably be expected to be material, either individually or in the aggregate, to Green Dot and its Subsidiaries, there are no pending or, to the knowledge of Green Dot, threatened organizing efforts by any union or other group seeking to represent any employees of Green Dot or any of its Subsidiaries. Neither Green Dot nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar foreign, state or local Law that remains unsatisfied.

(l)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, each Green Dot Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not U.S. law also applies) or is otherwise maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Green Dot Benefit Plan”) (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Green Dot Benefit Plan.

3.12        SEC Reports.  Green Dot has previously made available to CommerceOne an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Green Dot pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Green Dot Reports”) and (b) communication mailed by Green Dot to its stockholders since December 31, 2022 and prior to the date hereof, and no such Green Dot Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2022, as of their respective dates, all Green Dot Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of Green Dot has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

3.13        Compliance with Applicable Law.

(a)          Green Dot and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot, and to the knowledge of Green Dot, no suspension or cancellation of any such necessary license, registration, franchise, certificate, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot, Green Dot and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to Green Dot or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable laws (“Personal Data,” and such laws relating thereto, “Data Protection Laws”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, since December 31, 2022, there has been no action pending or, to the knowledge of Green Dot, threatened against Green Dot and its Subsidiaries by any Governmental Entity or other person alleging any violation of any Data Protection Laws.

(c)          Green Dot Bank has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot: (A) Green Dot has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (B) Green Dot and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (C) none of Green Dot, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

(d)          Green Dot maintains a written information privacy and security program that includes measures reasonably designed to protect the privacy, confidentiality and security of all Personal Data processed or otherwise handled by or on behalf of Green Dot against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful processing or handling of such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data (each of clauses (i) through (iii), a “Security Breach”).  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, Green Dot and its Subsidiaries have taken commercially reasonable measures, consistent with general industry practices, designed to ensure the confidentiality, privacy and security of Personal Data processed or otherwise handled by or on behalf of Green Dot.  To the knowledge of Green Dot, Green Dot has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot.  To the knowledge of Green Dot, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Green Dot.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, Green Dot and its Subsidiaries are in compliance with all of its and their privacy policies relating to Personal Data.

(e)          Without limitation, none of Green Dot or any of its Subsidiaries or to the knowledge of Green Dot, any director, officer, employee, agent or other person acting on behalf of Green Dot or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Green Dot or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Green Dot or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Green Dot or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Green Dot or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Green Dot or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Green Dot or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot.

(f)           As of the date hereof, Green Dot and Green Dot Bank each meet the applicable published criteria to be “well-capitalized” (as such term is defined in the relevant regulation of the applicable institution’s primary federal banking regulator).

(g)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot, (i) Green Dot and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Green Dot, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.14        Certain Contracts.

(a)          Except as set forth in Section 3.14(a) of the Green Dot Disclosure Schedule or as filed with any Green Dot Reports, as of the date hereof, neither Green Dot nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Green Dot Benefit Plan and any contract, arrangement, commitment or understanding solely among Green Dot and any wholly-owned Subsidiaries of Green Dot or solely among wholly owned Subsidiaries of Green Dot:

(i)          which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          which contains a provision that materially restricts the conduct of any line of business by Green Dot or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of New CommerceOne or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii)          with or to a labor union or guild with respect to any employees of Green Dot or any its Subsidiaries (including any collective bargaining agreement);

(iv)          any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Green Dot Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green Dot;

(v)          (A) that relates to the incurrence of indebtedness by Green Dot or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Green Dot or any of its Subsidiaries of, or any similar commitment by Green Dot or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $500,000 or more;

(vi)          that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Green Dot or its Subsidiaries;

(vii)          that is a consulting agreement or data processing, software programming or licensing contract involving the payment by Green Dot or any of its Subsidiaries of more than $10,000,000 per annum (other than any such contracts which are terminable by Green Dot or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice);

(viii)          any lease, sublease, license and other agreement under which Green Dot or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property pursuant to which the annual amount payable by Green Dot or any of its Subsidiaries is more than $2,000,000;

(ix)          that is a settlement, consent or similar agreement and contains any material continuing obligations of Green Dot or any of its Subsidiaries; or

(x)          that relates to the acquisition or disposition of any person, business or asset and under which Green Dot or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Green Dot Disclosure Schedule, is referred to herein as a “Green Dot Contract.”  Green Dot has made available to CommerceOne true, correct and complete copies of each Green Dot Contract in effect as of the date hereof.

(b)          (i)  Each Green Dot Contract is valid and binding on Green Dot or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green Dot, (ii) Green Dot and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Green Dot Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green Dot, (iii) to the knowledge of Green Dot, each third-party counterparty to each Green Dot Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Green Dot Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green Dot, (iv) neither Green Dot nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Green Dot Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Green Dot or any of its Subsidiaries or, to the knowledge of Green Dot, any other party thereto, of or under any such Green Dot Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green Dot.

3.15        Agreements with Regulatory Agencies.  Subject to Section 9.15, neither Green Dot nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Green Dot Disclosure Schedule, a “Green Dot Regulatory Agreement”), nor has Green Dot or any of its Subsidiaries been advised in writing since December 31, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Green Dot Regulatory Agreement.

3.16        Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Green Dot or any of its Subsidiaries or for the account of a customer of Green Dot or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Green Dot or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  Green Dot and each of its Subsidiaries have duly performed in all material respects all of their respective material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Green Dot, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, Green Dot and its Subsidiaries are in compliance, and since December 31, 2022 have complied with, any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Green Dot, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Green Dot or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Green Dot, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot.  To the knowledge of Green Dot, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot.  Green Dot is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot.

3.18        Investment Securities and Commodities.  Each of Green Dot and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Green Dot’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Green Dot or its Subsidiaries.  Such securities and commodities are valued on the books of Green Dot in accordance with GAAP in all material respects.

3.19        Real Property.  Green Dot or a Green Dot Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Green Dot Reports as being owned by Green Dot or a Green Dot Subsidiary or acquired after the date thereof which are material to Green Dot’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Green Dot Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) landlords’, lessors’, merchants’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens or similar Liens arising or incurred in the ordinary course of business and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Green Dot Reports or acquired after the date thereof which are material to Green Dot’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Green Dot Owned Properties, the “Green Dot Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and, to the knowledge of Green Dot, each such lease is valid without material default thereunder by the lessee or, to the knowledge of Green Dot, the lessor.  There are no pending or, to the knowledge of Green Dot, threatened condemnation proceedings against the Green Dot Real Property.

3.20        Intellectual Property.  Green Dot and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot:  (a) (1) to the knowledge of Green Dot, the conduct by Green Dot and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate the rights of any person and (2) no person has asserted in writing to Green Dot that Green Dot or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Green Dot, no person is challenging, infringing on, misappropriating or otherwise violating any right of Green Dot or any of its Subsidiaries with respect to any Intellectual Property owned by Green Dot or its Subsidiaries, and (c) neither Green Dot nor any Green Dot Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by Green Dot or any Green Dot Subsidiary, and Green Dot and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Green Dot and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means all intellectual property rights or similar industrial or proprietary rights anywhere in the world in or relating to:  (i) trademarks, service marks, brand names, d/b/a’s, internet domain names and URLs, logos, symbols, certification marks, trade dress and other indications of origin, all goodwill associated with the foregoing, and all registrations and applications to register the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, patents, applications for patents and invention disclosures (including divisionals, revisions, continuations, continuations in part and renewals), all improvements thereto, and any extensions, substitutes, reissues or re-examinations thereof; (iii) nonpublic information, trade secrets and know-how, including proprietary or confidential processes, technologies, protocols, formulae, prototypes and confidential information and rights to limit the use or disclosure thereof by any person; (iv) writings and other works of authorship, whether copyrightable or not (including software, content, data, databases and other compilations of information) and whether published or unpublished, registrations or applications for registration of copyrights, and any renewals or extensions thereof; and (v) any other intellectual property, industrial or proprietary rights.

3.21        Related Party Transactions.  As of the date hereof, except as set forth in any Green Dot Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Green Dot or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Green Dot or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Green Dot Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Green Dot), on the other hand, of the type required to be reported in any Green Dot Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.22        State Takeover Laws.  The Board of Directors of Green Dot has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Green Dot Charter or Green Dot Bylaws (collectively, with any similar provisions of the CommerceOne Charter or CommerceOne Bylaws, “Takeover Statutes”).

3.23        Opinion.  The Board of Directors of Green Dot has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Green Dot Merger Consideration to be received by the holders of Green Dot Class A Common Stock in the Mergers pursuant to this Agreement is fair, from a financial point of view, to such holders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24        Green Dot Information.  The information relating to Green Dot and its Subsidiaries or that is provided by Green Dot or its Subsidiaries or their respective representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (to the extent that portions thereof relate only to Green Dot or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 3.25(a) of the Green Dot Disclosure Schedule, neither Green Dot nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Green Dot or any Subsidiary of Green Dot is a creditor that, as of November 21, 2025, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of November 21, 2025, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 3.25(a) of the Green Dot Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Green Dot and its Subsidiaries that, as of November 21, 2025, had an outstanding balance of $1,000,000 or more and were classified by Green Dot as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Green Dot or any of its Subsidiaries that, as of November 21, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, each Loan of Green Dot or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Green Dot and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, each outstanding Loan of Green Dot or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Green Dot and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26        Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Green Dot, (a) Green Dot and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Green Dot reasonably has determined to be prudent and consistent with industry practice, and Green Dot and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Green Dot and its Subsidiaries, Green Dot or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Green Dot or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Green Dot nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27        IT Systems.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, to the knowledge of Green Dot, no third party has gained unauthorized access to or misused any Personal Data or any hardware, software, code, systems, servers, networks, data communications lines and other information technology and equipment (collectively “IT Systems”) used in the operation of its businesses (collectively, “Green Dot Software and IT Systems”), in each case in a manner that has resulted or is reasonably likely to result in a duty to notify any person.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, Green Dot and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, Data Protection Laws and all contracts to the extent such contracts relate to the processing of Personal Data, that are designed to protect their products and services and the Green Dot Software and IT Systems from unauthorized access and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials (“Malicious Code”).  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, the Green Dot Software and IT Systems are (i) free from Malicious Code and (ii) have not, since December 31, 2022, experienced any failure or malfunction.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green Dot, the Green Dot Software and IT Systems have not, since December 31, 2022, suffered an unscheduled outage or other failure.

3.28        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Green Dot in this Article III and in Article III of the Separation Agreement, neither Green Dot nor any other person makes any express or implied representation or warranty with respect to Green Dot, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Green Dot hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Green Dot nor any other person makes or has made any representation or warranty to CommerceOne or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Green Dot, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Green Dot in this Article III and Article III of the Separation Agreement, any oral or written information presented to CommerceOne or any of its Affiliates or representatives in the course of their due diligence investigation of Green Dot, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Green Dot acknowledges and agrees that none of CommerceOne, New CommerceOne, Merger Sub One, Merger Sub Two nor any other person has made or is making any express or implied representation or warranty with respect to CommerceOne, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects other than those contained in Article IV. The foregoing shall not limit any of the representations or warranties contained in Article V of the Separation Agreement.

3.29        Reorganization. Green Dot has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the CommerceOne Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EAST, NEW EAST, MERGER SUB ONE AND MERGER SUB TWO

Except as disclosed in the disclosure schedule delivered by CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two to Green Dot concurrently herewith (the “CommerceOne Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the CommerceOne Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CommerceOne that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two hereby represent and warrant to Green Dot as follows:

4.1          Corporate Organization.

(a)          CommerceOne is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, is a bank holding company duly registered under the BHC Act.  Each of New CommerceOne, Merger Sub One and Merger Sub Two is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of New CommerceOne, Merger Sub One and Merger Sub Two has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne.  True and complete copies of the Certificate of Incorporation of CommerceOne (the “CommerceOne Charter”) and the Bylaws of CommerceOne (the “CommerceOne Bylaws”) and the certificate of incorporation and bylaws of each of New CommerceOne, Merger Sub One and Merger Sub Two, in each case as in effect as of the date of this Agreement, have previously been made available by CommerceOne to Green Dot.

(b)          Each Subsidiary of CommerceOne (a “CommerceOne Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on CommerceOne and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of CommerceOne or any Subsidiary of CommerceOne to pay dividends or distributions except, in the case of CommerceOne or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of each Subsidiary of CommerceOne that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the CommerceOne Disclosure Schedule sets forth a true and complete list of all Subsidiaries of CommerceOne that would constitute significant Subsidiaries.  There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of CommerceOne other than the CommerceOne Subsidiaries.

4.2          Capitalization.

(a)          The authorized capital stock of CommerceOne consists of 10,000,000 shares of CommerceOne Common Stock and 25,000 shares of preferred stock, $1.00 par value per share.  As of November 21, 2025, there were (i) 4,938,928 shares of CommerceOne Common Stock issued and outstanding (including 50,580 shares of CommerceOne Restricted Stock); (ii) 703 shares of CommerceOne Common Stock held in treasury; (iii) 313,500 shares of CommerceOne Common Stock reserved for issuance upon the exercise of CommerceOne Stock Options; and (iv) 526,250 shares of CommerceOne Common Stock reserved for issuance upon the exercise of CommerceOne Warrants.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since November 21, 2025, resulting from the exercise, vesting or settlement of any CommerceOne Stock Options and CommerceOne Restricted Stock (collectively, the “CommerceOne Equity Awards”) issued prior to the date of this Agreement as described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of CommerceOne issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of CommerceOne Common Stock, New CommerceOne Common Stock, Merger Sub One Common Stock and Merger Sub Two Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two may vote.  Except as set forth in Section 4.2(a) of the CommerceOne Disclosure Schedule, no trust preferred or subordinated debt securities of CommerceOne are issued or outstanding.  Other than CommerceOne Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in CommerceOne, or contracts, commitments, understandings or arrangements by which CommerceOne may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CommerceOne or that otherwise obligate CommerceOne to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.  Other than the CommerceOne Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of CommerceOne or any of its Subsidiaries) are outstanding.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which CommerceOne or any of its Subsidiaries is a party with respect to the voting or transfer of CommerceOne Common Stock, capital stock or other voting or equity securities or ownership interests of CommerceOne or granting any stockholder or other person any registration rights.

(b)          CommerceOne owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CommerceOne Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The authorized capital stock of New CommerceOne consists of 100 shares of the New CommerceOne Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding.  All of the issued and outstanding capital stock of New CommerceOne is, and as of immediately prior to the First Effective Time will be, owned by CommerceOne. The authorized capital stock of Merger Sub One consists of 100 shares of the Merger Sub One Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub One is, and as of immediately prior to the First Effective Time will be, owned by New CommerceOne. The authorized capital stock of Merger Sub Two Holdco consists of 100 shares of common stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub Two Holdco is, and as of immediately prior to the First Effective Time will be, owned by New CommerceOne. The authorized capital stock of Merger Sub Two consists of 100 shares of the Merger Sub Two Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub Two is, and as of immediately prior to the First Effective Time will be, owned by Merger Sub Two Holdco. Each of New CommerceOne, Merger Sub Two Holdco, Merger Sub One and Merger Sub Two has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

4.3          Authority; No Violation.

(a)          Each of CommerceOne, New CommerceOne. Each of New CommerceOne, Merger Sub One and Second Merger Sub has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Requisite CommerceOne Vote (as defined below), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two.  The Board of Directors of CommerceOne has unanimously determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of CommerceOne and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that the transactions contemplated hereby be submitted to CommerceOne’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  The Boards of Directors of New CommerceOne, Merger Sub One and Merger Sub Two have determined that the Mergers, on the terms and conditions set forth in this Agreement, is in the best interests of New CommerceOne, Merger Sub One and Merger Sub Two and their respective stockholder(s) and has adopted a resolution to the foregoing effect.  CommerceOne, as the stockholder of New CommerceOne has adopted and approved this Agreement and the transactions contemplated hereby by written consent.  New CommerceOne, as the sole stockholder of Merger Sub One, has adopted and approved this Agreement and the transactions contemplated hereby by written consent.  Merger Sub Two Holdco, as the sole stockholder of Merger Sub Two, has adopted and approved this Agreement and the transactions contemplated hereby by written consent.  Except for (i) the approval of this Agreement and transactions contemplated hereby by the affirmative vote of the holders of shares representing a majority of the outstanding shares of CommerceOne Common Stock in accordance with the ABCL and the organizational documents of CommerceOne (the “Requisite CommerceOne Vote”) (and the approval of Merger Sub Two Holdco of the Conversion following the First Effective Time) and (ii) the adoption of resolutions to give effect to the provisions of Section 1.13(b) in connection with the Closing, no other corporate proceedings on the part of CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two and (assuming due authorization, execution and delivery by Green Dot) constitutes a valid and binding obligation of each of CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two, enforceable against each of CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of New CommerceOne Common Stock to be issued in the Mergers have been validly authorized (subject to the receipt of the Requisite CommerceOne Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of CommerceOne will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two, nor the consummation by CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two of the transactions contemplated hereby (including the Mergers), nor compliance by CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two with any of the terms or provisions hereof, will (i) violate any provision of the CommerceOne Charter or the CommerceOne Bylaws or the charter or the bylaws of any of New CommerceOne, Merger Sub One or Merger Sub Two (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CommerceOne or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CommerceOne or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CommerceOne or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CommerceOne.

4.4          Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Green Dot Disclosure Schedule or Section 4.4 of the CommerceOne Disclosure Schedule and approval of such applications, filings and notices, (e) the filing of any required applications, filings and notices, as applicable, with the FDIC and approval of such applications, filings and notices, (f) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the CommerceOne Certificates of Merger, Green Dot Certificate of Merger and Upstream Certificates of Merger with the Delaware Secretary pursuant to the DGCL and the Alabama Secretary pursuant to the ABCL, as applicable, (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of New CommerceOne Common Stock pursuant to this Agreement and the approval of the listing of such New CommerceOne Common Stock on the NYSE, and (i) compliance with any applicable requirements of the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two of this Agreement or (y) the consummation by CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two of the Mergers, as applicable, and the other transactions contemplated hereby.  As of the date hereof, CommerceOne is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers on a timely basis.

4.5          Reports.  CommerceOne and each of its Subsidiaries have timely filed (or furnished) all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with any Regulatory Agencies, including any report, form, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CommerceOne.  Subject to Section 9.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of CommerceOne and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CommerceOne, investigation into the business or operations of CommerceOne or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne.  Subject to Section 9.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CommerceOne or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CommerceOne or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne.

4.6          Financial Statements.

(a)          Section 4.6(a) of the CommerceOne Disclosure Schedule contains complete and correct copies of CommerceOne’s audited financial statements (including the related notes and schedules thereto) for the fiscal years ended December 31, 2024, 2023 and 2022 (the “CommerceOne Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of CommerceOne and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CommerceOne and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  Since December 31, 2022, no independent public accounting firm of CommerceOne has resigned (or informed CommerceOne that it intends to resign) or been dismissed as independent public accountants of CommerceOne as a result of or in connection with any disagreements with CommerceOne on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, neither CommerceOne nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the audited balance sheet as of December 31, 2024 included in the CommerceOne Financial Statements (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of CommerceOne and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of CommerceOne or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on CommerceOne.  CommerceOne (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CommerceOne, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CommerceOne by others within those entities as appropriate to allow timely decisions regarding required disclosures, and (y) has disclosed in writing, based on its most recent evaluation prior to the date hereof, to CommerceOne’s outside auditors and the audit committee of the Board of Directors of CommerceOne (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CommerceOne’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CommerceOne’s internal controls over financial reporting.  There is no reason to believe that CommerceOne’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due following the Closing.

(d)          Since December 31, 2022, (i) neither CommerceOne nor any of its Subsidiaries, nor, to the knowledge of CommerceOne, any director, officer, auditor, accountant or representative of CommerceOne or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CommerceOne or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CommerceOne or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CommerceOne or any of its Subsidiaries, whether or not employed by CommerceOne or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by CommerceOne or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of CommerceOne or any committee thereof or to the knowledge of CommerceOne, to any director or officer of CommerceOne.

4.7          Broker’s Fees.  With the exception of the engagement of Performance Trust Capital Partners, LLC, neither CommerceOne nor any CommerceOne Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement.  CommerceOne has disclosed to Green Dot as of the date hereof the aggregate fees provided for in connection with the engagement by CommerceOne of Performance Trust Capital Partners, LLC related to the Mergers and the other transactions contemplated hereunder.

4.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne.

(b)          Since December 31, 2024, CommerceOne and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9          Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, neither CommerceOne nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of CommerceOne, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CommerceOne or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon CommerceOne, any of its Subsidiaries or the assets of CommerceOne or any of its Subsidiaries (or that, upon consummation of the transactions contemplated by this Agreement and the Separation Agreement, would apply to CommerceOne or any of its Affiliates) that would reasonably be expected to be material to CommerceOne and its Affiliates, taken as a whole, after giving effect to the transactions contemplated by this Agreement and the Separation Agreement.

4.10        Taxes and Tax Returns.

(a)          Each of CommerceOne and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.

(b)          Neither CommerceOne nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).

(c)          All material Taxes of CommerceOne and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(d)          Each of CommerceOne and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(e)          Neither CommerceOne nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(f)          Neither CommerceOne nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no ongoing, threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of CommerceOne and its Subsidiaries or the assets of CommerceOne and its Subsidiaries that has not been accrued in the latest audited balance sheet included in the CommerceOne Financial Statements.

(g)          There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of CommerceOne or any of its Subsidiaries.

(h)          Neither CommerceOne nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among CommerceOne and its Subsidiaries or (ii) commercial agreements the principal purpose of which does not relate to Taxes).

(i)           Neither CommerceOne nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was CommerceOne) or (ii) has any liability for the Taxes of any person (other than CommerceOne or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j)           Neither CommerceOne nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(k)          Neither CommerceOne nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)           At no time during the past five (5) years has CommerceOne been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)         Neither CommerceOne nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) any agreement entered into with any Governmental Entity (including a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law)) prior to the Closing, (iii) any installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, or (iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing, in each case, as a result of any action or transaction occurring prior to the Closing.

4.11        Employees.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, each CommerceOne Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  For purposes of this Agreement, the term “CommerceOne Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, practices, arrangements or remuneration of any kind, whether or not funded and whether or not in writing, with respect to which CommerceOne or any Subsidiary or any trade or business of CommerceOne or any of its Subsidiaries, whether or not incorporated, all of which together with CommerceOne would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “CommerceOne ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by CommerceOne or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of CommerceOne or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan or any plan, program or arrangement sponsored by a Governmental Entity.

(b)          CommerceOne has made available to Green Dot true and complete copies of each material CommerceOne Benefit Plan and the following related documents, to the extent applicable:  (i) all summary plan descriptions, material amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.

(c)          Except as would not result in any material liability to CommerceOne and its Subsidaries, taken as a whole, each CommerceOne Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to CommerceOne’s knowledge, no event has occurred since December 31, 2022 that would adversely affect the qualification or tax exemption of any such CommerceOne Benefit Plan.

(d)          No CommerceOne Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.  During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by CommerceOne or its Subsidiaries or any of their respective ERISA Affiliates, and, to CommerceOne’s knowledge, no condition exists that presents a risk to CommerceOne or its Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability.

(e)          None of CommerceOne and its Subsidiaries nor any CommerceOne ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of CommerceOne and its Subsidiaries nor any CommerceOne ERISA Affiliate has incurred any liability that has not been satisfied in full to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)           Except as would not result in any material liability to CommerceOne or its Subsidiaries, taken as a whole, no CommerceOne Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980 of the Code.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, all contributions required to be made to any CommerceOne Benefit Plan by applicable law or by any plan document or other contractual undertaking, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CommerceOne.

(h)          There are no pending or, to CommerceOne’s knowledge, threatened claims (in each case other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to CommerceOne’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the CommerceOne Benefit Plans, any fiduciaries thereof with respect to their duties to the CommerceOne Benefit Plans or the assets of any of the trusts under any of the CommerceOne Benefit Plans that would reasonably be expected to result in any liability of CommerceOne or any of its Subsidiaries in an amount that, individually or in the aggregate, would be material to CommerceOne and its Subsidiaries, taken as a whole.

(i)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in (i) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of CommerceOne or any of its Subsidiaries, (ii) result in any limitation on the right of CommerceOne or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CommerceOne Benefit Plan or related trust on or after the First Effective Time or (iii) otherwise give rise to any material liability under any CommerceOne Benefit Plan.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by CommerceOne or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)           Neither CommerceOne nor any Subsidiary has any obligation to provide, and no CommerceOne Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law), or otherwise.

(k)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, there are no pending or, to CommerceOne’s knowledge, threatened labor grievances or unfair labor practice claims or charges against CommerceOne or any of its Subsidiaries, or any strikes or other labor disputes against CommerceOne or any of its Subsidiaries.  Neither CommerceOne nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of CommerceOne or any of its Subsidiaries and, except as would not reasonably be expected to be material, either individually or in the aggregate, to CommerceOne and its subsidiaries, there are no pending or, to the knowledge of CommerceOne, threatened organizing efforts by any union or other group seeking to represent any employees of CommerceOne or any of its Subsidiaries.  Neither CommerceOne nor any of its Subsidiaries has incurred any material liability or obligation under the WARN Act and the regulations promulgated thereunder or any similar foreign, state or local Law that remains unsatisfied.

(l)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, each CommerceOne Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not U.S. law also applies) or is otherwise maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. CommerceOne Benefit Plan”) (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. CommerceOne Benefit Plan.

4.12        [RESERVED].

4.13        Compliance with Applicable Law.

(a)          CommerceOne and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne, and to the knowledge of CommerceOne, no suspension or cancellation of any such necessary license, registration, franchise, certificate, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne, CommerceOne and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to CommerceOne or any of its Subsidiaries, including all laws related to data protection or privacy (including Data Protection Laws), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, since December 31, 2022, there has been no action pending or, to the knowledge of CommerceOne, threatened against CommerceOne and its Subsidiaries by any Governmental Entity or other person alleging any violation of any Data Protection Laws.

(c)          CommerceOne Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne: (A) CommerceOne has complied with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (B) CommerceOne and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (C) none of CommerceOne, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

(d)          CommerceOne maintains a written information privacy and security program that includes measures reasonably designed to protect the privacy, confidentiality and security of all Personal Data processed or otherwise handled by or on behalf of CommerceOne against any Security Breach.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, CommerceOne and its Subsidiaries have taken commercially reasonable measures, consistent with general industry practices, designed to ensure the confidentiality, privacy and security of Personal Data processed or otherwise handled by or on behalf of CommerceOne.  To the knowledge of CommerceOne, CommerceOne has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne.  To the knowledge of CommerceOne, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CommerceOne.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, CommerceOne and its Subsidiaries are in compliance with all of its and their privacy policies relating to Personal Data.

(e)          Without limitation, none of CommerceOne or any of its Subsidiaries or to the knowledge of CommerceOne, any director, officer, employee, agent or other person acting on behalf of CommerceOne or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CommerceOne or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CommerceOne or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CommerceOne or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of CommerceOne or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for CommerceOne or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CommerceOne or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne.

(f)           As of the date hereof, CommerceOne and CommerceOne Bank each meet the applicable published criteria to be “well-capitalized” (as such term is defined in the relevant regulation of the applicable institution’s primary federal banking regulator).

(g)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne, (i) CommerceOne and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of CommerceOne, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

4.14        Certain Contracts.

(a)          Except as set forth in Section 4.14(a) of the CommerceOne Disclosure Schedule, as of the date hereof, neither CommerceOne nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any CommerceOne Benefit Plan and any contract, arrangement, commitment or understanding solely among CommerceOne and any wholly owned Subsidiaries of CommerceOne or solely among wholly owned Subsidiaries of CommerceOne:

(i)           for the purchase of materials, supplies, goods, services, equipment or other tangible assets (other than those specified elsewhere in this definition) that provides for annual payments of more than $100,000 (other than any such contracts which are terminable by CommerceOne or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice);

(ii)          which contains a provision that materially restricts the conduct of any line of business by CommerceOne or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of CommerceOne or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii)         with or to a labor union or guild with respect to any employees of CommerceOne or any its Subsidiaries (including any collective bargaining agreement);

(iv)         any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite CommerceOne Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CommerceOne;

(v)          (A) that relates to the incurrence of indebtedness by CommerceOne or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by CommerceOne or any of its Subsidiaries of, or any similar commitment by CommerceOne or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $500,000 or more;

(vi)         that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CommerceOne or its Subsidiaries;

(vii)        that is a settlement, consent or similar agreement and contains any material continuing obligations of CommerceOne or any of its Subsidiaries; or

(viii)       that relates to the acquisition or disposition of any person, business or asset and under which CommerceOne or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the CommerceOne Disclosure Schedule, is referred to herein as a “CommerceOne Contract.”  CommerceOne has made available to Green Dot true, correct and complete copies of each CommerceOne Contract in effect as of the date hereof.

(b)          (i)  Each CommerceOne Contract is valid and binding on CommerceOne or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CommerceOne, (ii) CommerceOne and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each CommerceOne Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CommerceOne, (iii) to the knowledge of CommerceOne, each third-party counterparty to each CommerceOne Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such CommerceOne Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CommerceOne, (iv) neither CommerceOne nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any CommerceOne Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of CommerceOne or any of its Subsidiaries or, to the knowledge of CommerceOne, any other party thereto, of or under any such CommerceOne Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CommerceOne.

4.15        Agreements with Regulatory Agencies.  Subject to Section 9.15, neither CommerceOne nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CommerceOne Disclosure Schedule, a “CommerceOne Regulatory Agreement”), nor has CommerceOne or any of its Subsidiaries been advised in writing since December 31, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such CommerceOne Regulatory Agreement.

4.16        Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of CommerceOne or any of its Subsidiaries or for the account of a customer of CommerceOne or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of CommerceOne or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  CommerceOne and each of its Subsidiaries have duly performed in all material respects all of their respective material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of CommerceOne, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, CommerceOne and its Subsidiaries are in compliance, and since December 31, 2022 have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of CommerceOne, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CommerceOne or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against CommerceOne, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne.  To the knowledge of CommerceOne, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne.  CommerceOne is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne.

4.18        Investment Securities and Commodities.  Each of CommerceOne and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to CommerceOne’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CommerceOne or its Subsidiaries.  Such securities and commodities are valued on the books of CommerceOne in accordance with GAAP in all material respects.

4.19        Real Property.  CommerceOne or a CommerceOne Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the CommerceOne Financial Statements as being owned by CommerceOne or a CommerceOne Subsidiary or acquired after the date thereof which are material to CommerceOne’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “CommerceOne Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such CommerceOne Financial Statements or acquired after the date thereof which are material to CommerceOne’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the CommerceOne Owned Properties, the “CommerceOne Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and to the knowledge of CommerceOne, each such lease is valid without material default thereunder by the lessee or, to the knowledge of CommerceOne, the lessor.  There are no pending or, to the knowledge of CommerceOne, threatened condemnation proceedings against the CommerceOne Real Property.

4.20        Intellectual Property.  CommerceOne and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne:  (a) (i) to the knowledge of CommerceOne, the conduct by CommerceOne and its Subsidiaries of their respective businesses does not infringe, misappropriate or otherwise violate, and, since December 1, 2022, has not infringed, misappropriated or otherwise violated, the rights of any person and (ii) no person has asserted in writing to CommerceOne that CommerceOne or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of CommerceOne, no person is challenging, infringing on, misappropriating or otherwise violating any right of CommerceOne or any of its Subsidiaries with respect to any Intellectual Property owned by CommerceOne or its Subsidiaries, and (c) neither CommerceOne nor any CommerceOne Subsidiary has received any written notice of any pending claim challenging the ownership, validity or enforceability of any Intellectual Property owned by CommerceOne or any CommerceOne Subsidiary, and CommerceOne and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by CommerceOne and its Subsidiaries.

4.21        Related Party Transactions.  As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CommerceOne or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CommerceOne or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding CommerceOne Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of CommerceOne), on the other hand, of the type required to be reported pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.22        State Takeover Laws.  The Board of Directors of each of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.23        Opinion.  Prior to the execution of this Agreement, CommerceOne has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Performance Trust Capital Partners, LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to CommerceOne.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24        CommerceOne Information.  The information relating to CommerceOne and its Subsidiaries or that is provided by CommerceOne or its Subsidiaries or their respective representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (to the extent that portions thereof relate only to CommerceOne or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (to the extent that portions thereof relate only to CommerceOne or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 4.25(a) of the CommerceOne Disclosure Schedule, neither CommerceOne nor any of its Subsidiaries is a party to any written or oral Loan in which CommerceOne or any Subsidiary of CommerceOne is a creditor that, as of November 21, 2025, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of November 21, 2025, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.25(a) of the CommerceOne Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of CommerceOne and its Subsidiaries that, as of November 21, 2025, had an outstanding balance of $1,000,000 or more and were classified by CommerceOne as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of CommerceOne or any of its Subsidiaries that, as of November 21, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, each Loan of CommerceOne or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CommerceOne and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, each outstanding Loan of CommerceOne or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CommerceOne and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26        Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, (a) CommerceOne and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CommerceOne reasonably has determined to be prudent and consistent with industry practice, and CommerceOne and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of CommerceOne and its Subsidiaries, CommerceOne or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by CommerceOne or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither CommerceOne nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.27        IT Systems.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, to the knowledge of CommerceOne, no third party has gained unauthorized access to or misused any Personal Data or any IT Systems used in the operation of their respective businesses (collectively, “CommerceOne Software and IT Systems”), in each case in a manner that has resulted or is reasonably likely to result in a duty to notify any person.  The CommerceOne Software and IT Systems are sufficient for the current needs of the business of CommerceOne and its Subsidiaries and operate and perform in all material respects as required by CommerceOne and its Subsidiaries in connection with their respective businesses.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, CommerceOne and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, Data Protection Laws and all contracts to the extent such contracts relate to the processing of Personal Data, that are designed to protect their products and services and the CommerceOne Software and IT Systems from unauthorized access and free from any Malicious Code.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, the CommerceOne Software and IT Systems are (i) free from Malicious Code and (ii) have not, since December 31, 2022, experienced any failure or malfunction.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CommerceOne, the CommerceOne Software and IT Systems have not, since December 31, 2022, suffered an unscheduled outage or other failure.

4.28        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two in this Article IV, neither CommerceOne nor New CommerceOne, Merger Sub One, Merger Sub Two or any other person makes any express or implied representation or warranty with respect to CommerceOne, its Subsidiaries, New CommerceOne, Merger Sub One or Merger Sub Two or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither CommerceOne nor New CommerceOne, Merger Sub One, Merger Sub Two or any other person makes or has made any representation or warranty to Green Dot or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two, or any of their respective Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two in this Article IV, any oral or written information presented to Green Dot or any of its Affiliates or representatives in the course of their due diligence investigation of CommerceOne, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  The foregoing shall not limit any of the representations or warranties contained in Article V of the Separation Agreement.

(b)          CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two acknowledge and agree that neither Green Dot nor any other person has made or is making any express or implied representation or warranty with respect to Green Dot, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects other than those contained in Article III and in Article III of the Separation Agreement.

4.29        Reorganization. CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two have not taken any action and are not aware of any fact or circumstance that could reasonably be expected to prevent the CommerceOne Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses Prior to the First Effective Time.  During the period from the date of this Agreement to the First Effective Time or earlier termination of this Agreement, except as set forth in the CommerceOne Disclosure Schedule or the Green Dot Disclosure Schedule, as expressly contemplated or permitted by this Agreement or the Separation Agreement, required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of CommerceOne and Green Dot shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either CommerceOne or Green Dot to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2          Forbearances.  During the period from the date of this Agreement to the First Effective Time or earlier termination of this Agreement, except as set forth in the CommerceOne Disclosure Schedule or the Green Dot Disclosure Schedule, as expressly contemplated or permitted by this Agreement or the Separation Agreement or as required by law, neither CommerceOne nor Green Dot shall, and neither CommerceOne nor Green Dot shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) entry into repurchase agreements, (iii) deposits, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) issuances of letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Green Dot or any of its wholly-owned Subsidiaries to Green Dot or any of its wholly-owned Subsidiaries, on the one hand, or of CommerceOne or any of its wholly-owned Subsidiaries to CommerceOne or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)          (i)           adjust, split, combine or reclassify any capital stock;

(ii)          make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Green Dot Securities or Green Dot Subsidiary Securities, in the case of Green Dot, or CommerceOne Securities or CommerceOne Subsidiary Securities, in the case of CommerceOne, except, in each case, (A) dividends paid by any of the Subsidiaries of each of CommerceOne and Green Dot to CommerceOne or Green Dot or any of their wholly-owned Subsidiaries, respectively, or (B) the acceptance of shares of Green Dot Common Stock or CommerceOne Common Stock, as the case may be, for withholding Taxes incurred in connection with the vesting or settlement of Green Dot RSU Awards or CommerceOne Equity Awards, in each case, in accordance with past practice and the terms of the applicable Stock Plan and award agreements, in each case as in effect as of the date hereof, or the purchase of shares of Green Dot Common Stock pursuant to the Green Dot ESPP;

(iii)         grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Green Dot Securities or Green Dot Subsidiary Securities, in the case of Green Dot, or CommerceOne Securities or CommerceOne Subsidiary Securities, in the case of CommerceOne; or

(iv)         issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Green Dot Securities or Green Dot Subsidiary Securities, in the case of Green Dot, or CommerceOne Securities or CommerceOne Subsidiary Securities, in the case of CommerceOne, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Green Dot Securities or Green Dot Subsidiary Securities, in the case of Green Dot, or CommerceOne Securities or CommerceOne Subsidiary Securities, in the case of CommerceOne, except pursuant to the settlement of Green Dot RSU Awards or CommerceOne Equity Awards in accordance with their terms or the purchase of shares of Green Dot Common Stock in accordance with the terms of the Green Dot ESPP;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d)          except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of Green Dot or CommerceOne, as applicable;

(e)          in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Green Dot Contract or CommerceOne Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Green Dot or CommerceOne, as the case may be, or enter into any contract that would constitute a Green Dot Contract or CommerceOne Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)           except as required under applicable law or the terms of any Green Dot Benefit Plan or CommerceOne Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Green Dot Benefit Plan or CommerceOne Benefit Plan, or any arrangement that would be a Green Dot Benefit Plan or a CommerceOne Benefit Plan if in effect on the date hereof, other than with respect to arrangements that are broad-based health or welfare plans (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any Green Dot Benefit Plan, or CommerceOne Benefit Plan, Green Dot Contract or CommerceOne Contract, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers the payment of cash incentive compensation for completed performance periods based upon actual corporate performance, the actual performance of such employee and, if applicable, such employee’s business, in the ordinary course of business consistent with past practice, (iii) grant any new equity or equity-based awards or accelerate the vesting of any equity or equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than entry into standard offer letters or employment agreements with new hires that are permitted to be hired pursuant to item (vii) hereto in the ordinary course of business consistent with past practice, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Green Dot Benefit Plan, CommerceOne Benefit Plan, Green Dot Contract or CommerceOne Contract, as the case may be, (vi) terminate the employment or services of any employee at the level of vice president or above, other than for cause, (vii) hire or promote any employee at or to the level of vice president or above (other than, subject to prior consultation with the other party, as a replacement hire or promotion for a departure occurring in the ordinary course of business receiving substantially similar terms of employment and levels of compensation), or (viii) become a party to, establish, adopt, amend, commence participation in, terminate or enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(g)          settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Green Dot or CommerceOne, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries;

(h)          amend its articles or certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(i)           other than in prior consultation with CommerceOne (in the case of Green Dot) or Green Dot (in the case of CommerceOne), materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)           implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(k)          enter into any new material line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(l)           make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(m)         take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the CommerceOne Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(n)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Promptly after the date of this Agreement, New CommerceOne, CommerceOne and Green Dot shall prepare and Green Dot shall file with the SEC the Proxy Statement, and New CommerceOne shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus.  New CommerceOne, CommerceOne and Green Dot, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement; provided that the definitive Proxy Statement shall not be filed until the S-4 has become effective under the Securities Act.  Each of New CommerceOne, CommerceOne and Green Dot shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and CommerceOne and Green Dot shall thereafter mail or deliver the Proxy Statement to their respective stockholders.  New CommerceOne shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Green Dot shall furnish all information concerning Green Dot and the holders of Green Dot Common Stock as may be reasonably requested in connection with any such action and CommerceOne shall furnish all information concerning CommerceOne and the holders of CommerceOne Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), (ii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities and (iii) contest, defend and appeal any action or proceeding by a Governmental Entity (other than a bank regulatory agency), whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the transactions contemplated hereby.  CommerceOne, New CommerceOne and Green Dot shall have the right to review in advance, and, unless not practicable, each will consult the other on, and give reasonable time to comment on, in each case subject to applicable laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law.  As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) as set forth in Section 3.4 and Section 4.4 that are necessary to consummate the Mergers or the Sale Transactions or those the failure of which to be obtained would, following the Closing, reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on New CommerceOne, and (ii) as set forth in Section 6.1(b) of the Green Dot Disclosure Schedule and Section 6.1(b) of the CommerceOne Disclosure Schedule.

(c)          Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require CommerceOne, New CommerceOne or Green Dot or any of their respective Subsidiaries, and neither CommerceOne nor New CommerceOne, on the one hand, nor Green Dot, on the other hand, nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on New CommerceOne and its Subsidiaries, taken as a whole, after giving effect to the Mergers, the Sale Transactions and other transactions contemplated by this Agreement and the Separation Agreement (a “Materially Burdensome Regulatory Condition”), nor shall CommerceOne propose, negotiate, offer to commit and effect to take any action or agree to any condition or restriction with respect to the Business (as defined in the Separation Agreement) without the prior written consent of Green Dot, which consent shall not be unreasonably withheld or delayed.

(d)          CommerceOne, New CommerceOne and Green Dot shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of CommerceOne, New CommerceOne, Green Dot or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(e)          CommerceOne, New CommerceOne and Green Dot shall promptly advise each other upon receiving any material or substantive communication from any Governmental Entity relating to any Requisite Regulatory Approval or other approval or clearance of any Governmental Entity being sought in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Section 9.15 shall not preclude either party from fulfilling its obligation under this Section 6.1(e) to the extent permissible under applicable law.

6.2          Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws, each of CommerceOne and Green Dot, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the First Effective Time, to such properties, books, contracts, personnel and records as reasonably requested by the other party, and each shall cooperate with the other party in preparing to execute after the Second Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of CommerceOne and Green Dot shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that CommerceOne or Green Dot, as the case may be, is not permitted to disclose under applicable law) and (ii) such other information concerning its business, properties and personnel as such party may reasonably request (other than reports or documents that CommerceOne or Green Dot, as the case may be, is not permitted to disclose under applicable law).  Neither CommerceOne nor Green Dot nor any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of CommerceOne’s or Green Dot’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of CommerceOne and Green Dot shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 19, 2025 between CommerceOne Bank and Green Dot (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the First Effective Time.  Prior to the First Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3          Stockholders’ Approvals.  Each of CommerceOne and Green Dot shall call a meeting of its stockholders (the “CommerceOne Meeting” and the “Green Dot Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Green Dot Vote and the Requisite CommerceOne Vote required in connection with this Agreement and the Mergers and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Green Dot and CommerceOne shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  Each of CommerceOne and Green Dot and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of CommerceOne and Green Dot, as applicable, the Requisite CommerceOne Vote and the Requisite Green Dot Vote, as applicable, including by communicating to the respective stockholders of CommerceOne and Green Dot its respective recommendation (and including such recommendation in the Proxy Statement) that, in the case of CommerceOne, the stockholders of CommerceOne approve the CommerceOne Merger and transactions contemplated hereby (the “CommerceOne Board Recommendation”), and in the case of Green Dot, the stockholders of Green Dot adopt this Agreement and the transactions contemplated by the Separation Agreement (the “Green Dot Board Recommendation”).  Each of CommerceOne and Green Dot and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the CommerceOne Board Recommendation, in the case of CommerceOne, or the Green Dot Board Recommendation, in the case of Green Dot, (ii) fail to make the CommerceOne Board Recommendation, in the case of CommerceOne, or the Green Dot Board Recommendation, in the case of Green Dot, in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the CommerceOne Board Recommendation, in the case of CommerceOne, or the Green Dot Board Recommendation, in the case of Green Dot, in each case within ten (10) business days (or such fewer number of days as remains prior to the CommerceOne Meeting or the Green Dot Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of CommerceOne or Green Dot, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the CommerceOne Board Recommendation or the Green Dot Board Recommendation, as applicable, such Board of Directors may, in the case of CommerceOne, prior to the receipt of the Requisite CommerceOne Vote, and in the case of Green Dot, prior to the receipt of the Requisite Green Dot Vote, effect a Recommendation Change; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the CommerceOne Board Recommendation or Green Dot Board Recommendation, as the case may be.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  CommerceOne or Green Dot shall adjourn or postpone the CommerceOne Meeting or the Green Dot Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of CommerceOne Common Stock or Green Dot Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Green Dot or CommerceOne, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Green Dot Vote or the Requisite CommerceOne Vote. Each of Green Dot and CommerceOne shall only be required to adjourn or postpone the Green Dot Meeting and CommerceOne Meeting, as applicable, pursuant to the foregoing sentence on one occasion.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Green Dot Meeting and CommerceOne Meeting shall be convened and this Agreement and the Mergers shall be submitted to the stockholders of Green Dot at the Green Dot Meeting and to the stockholders of CommerceOne at the CommerceOne Meeting, for the purpose of voting on the approval of this Agreement and the Mergers and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Green Dot and CommerceOne of such obligation.  As used in this Agreement, “Acquisition Proposal” shall mean, with respect to CommerceOne or Green Dot, as applicable, other than the transactions contemplated by this Agreement and the Separation Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of a party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of a party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

6.4          Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of CommerceOne and Green Dot shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Green Dot or CommerceOne or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement.

6.5          Stock Exchange Listing.  CommerceOne and New CommerceOne shall cause the shares of New CommerceOne Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

6.6          Employee Matters.

(a)          New CommerceOne shall, and shall cause each of its Subsidiaries to, for the one-year period following the Second Effective Time, maintain for each employee of Green Dot and any of its Subsidiaries as of the First Effective Time (after, for the avoidance of doubt, giving effect to the Payments Business Sale) who remains so employed immediately following the First Effective Time (the “Continuing Employees”), for so long as they are employed by New CommerceOne or its Affiliates following the First Effective Time (i) base salary or wages (as applicable) that is no less favorable than that provided to the Continuing Employee as of immediately prior to the First Effective Time, (ii) target annual cash incentive compensation opportunities that are no less favorable than the target annual cash incentive compensation opportunities provided to the Continuing Employee as of immediately prior to the First Effective Time, (iii) target long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of CommerceOne, which shall in all events include a long-term incentive compensation grant to the Continuing Employee in respect of the 2026 fiscal year, (iv) other employee benefits (other than equity, equity-based and long-term incentive compensation, severance, nonqualified deferred compensation, defined benefit pension and retiree welfare plan benefits and any retention, transaction or change in control bonuses) that are substantially comparable in the aggregate to the other employee benefits (other than equity, equity-based and long-term incentive compensation, severance, nonqualified deferred compensation, defined benefit pension and retiree welfare plan benefits and any retention, transaction or change in control bonuses) provided by Green Dot to the Continuing Employees as of immediately prior to the First Effective Time, and (v) severance benefits no less favorable than the severance benefits provided to the Continuing Employees under the plans listed in Section 6.6(a) of the Green Dot Disclosure Schedule.

(b)          New CommerceOne, Green Dot and CommerceOne agree that the consummation of the Mergers shall constitute a “change in control,” “change of control,” “corporate transaction” or term of similar import under each applicable Green Dot Benefit Plan.

(c)          With respect to any CommerceOne Benefit Plans in which any Continuing Employees become eligible to participate on or after the First Effective Time (after, for the avoidance of doubt, giving effect to the Payments Business Sale), CommerceOne and New CommerceOne shall, and shall cause each of its Subsidiaries to:  (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such CommerceOne Benefit Plans that provide health care benefits, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Green Dot Benefit Plan, (ii) use commercially reasonable efforts toprovide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the First Effective Time under a CommerceOne Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Green Dot Benefit Plan prior to the First Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any such CommerceOne Benefit Plan, and (iii) recognize all service of such employees with Green Dot and its Subsidiaries for purposes of eligibility to participate, vesting and levels of benefits in any such CommerceOne Benefit Plan to the same extent that such service was taken into account under the analogous Green Dot Benefit Plan prior to the First Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in a duplication of benefits for the same period of service, (B) for purposes of any pension plan or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(d)          CommerceOne, New CommerceOne and Green Dot shall take all actions as may be required, including amendments to the Green Dot 401(k) Plan and/or the CommerceOne 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the CommerceOne 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(e)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of CommerceOne, New CommerceOne or Green Dot or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Company, Green Dot, CommerceOne, New CommerceOne or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Green Dot, CommerceOne, New CommerceOne or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Surviving Company, Green Dot, CommerceOne, New CommerceOne or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Green Dot Benefit Plan, CommerceOne Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Company, Green Dot, CommerceOne, New CommerceOne or any of their Subsidiaries or Affiliates to amend, modify or terminate any Green Dot Benefit Plan, CommerceOne Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the First Effective Time.  Without limiting the generality of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Surviving Company, Green Dot, New CommerceOne, CommerceOne or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Second Effective Time, New CommerceOne and Green Dot Bank shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Green Dot pursuant to the Green Dot Charter, the Green Dot Bylaws, the governing or organizational documents of any Subsidiary of Green Dot and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the Green Dot Disclosure Schedule, each present and former director, officer or employee of Green Dot and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Green Dot Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Second Effective Time, arising out of or pertaining to the fact that such person is or was a director, officer or employee of Green Dot or any of its Subsidiaries and pertaining to matters or facts existing or occurring at or prior to the Second Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Green Dot Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Green Dot Indemnified Party is not entitled to indemnification.

(b)          Green Dot shall obtain at or prior to the First Effective Time a six (6)-year “tail” policy under Green Dot’s existing directors’ and officers’ insurance policy providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Green Dot and any of its Subsidiaries arising from facts or events which occurred at or before the First Effective Time; provided, however, that Green Dot shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Green Dot for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Green Dot shall cause to be maintained policies of insurance which, in Green Dot’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(c)          The provisions of this Section 6.7 shall survive the Second Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Green Dot Indemnified Party and his or her heirs and representatives, each of whom shall be express third-party beneficiaries of this Section 6.7.  If New CommerceOne or Green Dot Bank or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, New CommerceOne or Green Dot Bank will cause proper provision to be made so that the successors and assigns of New CommerceOne or Green Dot Bank will expressly assume the obligations set forth in this Section 6.7.  The obligations of New CommerceOne or Green Dot Bank or any of their successors under this Section 6.7 shall not be terminated or modified after the First Effective Time in a manner so as to adversely affect any Green Dot Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Green Dot Indemnified Party or affected person.

6.8          Additional Agreements.  In case at any time after the Second Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of New CommerceOne, on the one hand, and a Subsidiary of Green Dot, on the other hand) or to vest New CommerceOne with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by CommerceOne.

6.9          Advice of Changes.  CommerceOne and Green Dot shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its (or in the case of CommerceOne, its, New CommerceOne’s, Merger Sub One’s, Merger Sub Two’s) representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10        Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement.  Green Dot shall give CommerceOne the opportunity to participate (at CommerceOne’s expense) in the defense or settlement of any such litigation.  Green Dot shall give CommerceOne the right to review and comment on all filings or responses to be made by Green Dot in connection with any such litigation, and will in good faith take such comments into account.  Green Dot shall not agree to settle any such litigation without CommerceOne’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that CommerceOne shall not be obligated to consent to any settlement which does not include a full release of CommerceOne and its Affiliates or which imposes an injunction or other equitable relief after the Second Effective Time upon CommerceOne or any of its Affiliates.

6.11        Acquisition Proposals.

(a)          Each party agrees that it will not, will cause each of its Subsidiaries not to and will cause its and their respective officers, directors and employees not to, and will use its reasonable best efforts to cause its agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) in connection with or relating to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite CommerceOne Vote, in the case or CommerceOne, or the Requisite Green Dot Vote, in the case of Green Dot, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that (a) prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party and (b) such party shall make available to the other party any material nonpublic information concerning such party or its Subsidiaries that is provided to the person making such Acquisition Proposal which was not previously made available to the other party.  Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Green Dot or CommerceOne, as applicable, with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b)          Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.12        Public Announcements.  Green Dot and CommerceOne agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties.  Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.12.

6.13        Change of Method.  Green Dot and CommerceOne shall be empowered, upon their mutual agreement, at any time prior to the First Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the per share Green Dot Merger Consideration, the Exchange Ratio or the number of shares of New CommerceOne Common Stock received by holders of Green Dot Common Stock in exchange for each share of Green Dot Common Stock, (ii) adversely affect the Tax treatment of Green Dot’s stockholders or CommerceOne’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Green Dot or CommerceOne pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.14        Takeover Statutes.  None of Green Dot, CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15        Exemption from Liability Under Section 16(b).  Green Dot and CommerceOne agree that, in order to most effectively compensate and retain Green Dot Insiders, both prior to and after the Second Effective Time, it is desirable that Green Dot Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Green Dot Common Stock into shares of New CommerceOne Common Stock in the Mergers and the conversion of Green Dot RSU Awards into corresponding New CommerceOne RSU Awards in the Mergers, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15.  Green Dot shall deliver to CommerceOne in a reasonably timely fashion prior to the First Effective Time accurate information regarding those officers and directors of Green Dot subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Green Dot Insiders”), and the Board of Directors of CommerceOne and of Green Dot, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the First Effective Time, take all such steps as may be required to cause (in the case of Green Dot) any dispositions of Green Dot Common Stock or Green Dot RSU Awards by the Green Dot Insiders, and (in the case of CommerceOne) any acquisitions of New CommerceOne Common Stock or CommerceOne Equity Awards by any Green Dot Insiders who, immediately following the Mergers, will be officers or directors of CommerceOne subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16        Conduct of Merger Subs.  Prior to the First Effective Time, CommerceOne shall take all actions necessary to cause New CommerceOne, Merger Sub One and Merger Sub Two to perform its obligations under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a)          Stockholder Approvals.  (i) The Merger Agreement and the transactions contemplated hereby shall have been approved by the stockholders of CommerceOne by the Requisite CommerceOne Vote and (ii) this Agreement and the transactions contemplated by the Separation Agreement shall have been adopted by the stockholders of Green Dot by the Requisite Green Dot Vote.

(b)          NYSE Listing.  The shares of New CommerceOne Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)          Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers or any of the other transactions contemplated by this Agreement.

(f)           Separation Agreement.  Each of the conditions set forth in Article IX of the Separation Agreement shall have been satisfied or waived, other than the condition in Section 9.1(c) thereof (and other than those conditions under the Separation Agreement that by their nature are to be satisfied at the Closing (as defined in the Separation Agreement), provided that such conditions would be satisfied if the Closing (as defined in the Separation Agreement) were then to occur, and those conditions that have been waived in accordance with Article IX of the Separation Agreement).

7.2          Conditions to Obligations of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two.  The obligation of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two to effect the Mergers is also subject to the satisfaction, or waiver by CommerceOne, at or prior to the First Effective Time of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Green Dot set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Green Dot set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Green Dot Bank), Section 3.2(b) (but only with respect to Green Dot Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Green Dot set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Green Dot.  CommerceOne shall have received a certificate dated as of the Closing Date and signed on behalf of Green Dot by the Chief Executive Officer or the Chief Financial Officer of Green Dot to the foregoing effect.

(b)          Performance of Obligations of Green Dot.  Green Dot shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and CommerceOne shall have received a certificate dated as of the Closing Date and signed on behalf of Green Dot by the Chief Executive Officer or the Chief Financial Officer of Green Dot to such effect.

(c)          Payments Buyer Funding.  Payments Buyer shall have funded the Purchase Price (as defined in the Separation Agreement) immediately prior to the Closing in accordance with Section 6.20 of the Separation Agreement.

7.3          Conditions to Obligations of Green Dot.  The obligation of Green Dot to effect the Mergers is also subject to the satisfaction, or waiver by Green Dot, at or prior to the First Effective Time of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two set forth in Section 4.1(a), Section 4.1(b) (but only with respect to CommerceOne Bank), Section 4.2(b) (but only with respect to CommerceOne Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CommerceOne.  Green Dot shall have received a certificate dated as of the Closing Date and signed on behalf of CommerceOne by the Chief Executive Officer or the Chief Financial Officer of CommerceOne to the foregoing effect.

(b)          Performance of Obligations of CommerceOne and Merger Sub.  CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Green Dot shall have received a certificate dated as of the Closing Date and signed on behalf of CommerceOne by the Chief Executive Officer or the Chief Financial Officer of CommerceOne to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination.  Notwithstanding anything to the contrary in this Agreement, this Agreement will be automatically terminated and the transaction contemplated by this Agreement abandoned if the Separation Agreement is terminated prior to the First Effective Time.  In addition, this Agreement may be terminated at any time prior to the First Effective Time, whether before or after receipt of the Requisite Green Dot Vote or the Requisite CommerceOne Vote:

(a)          by mutual written consent of CommerceOne and Green Dot;

(b)          by either CommerceOne or Green Dot if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either CommerceOne or Green Dot if the Mergers shall not have been consummated on or before November 23, 2026 (the “Termination Date”); provided, that (i) if on such date, any of the conditions to the Closing set forth in (A) Section 7.1(c), (B) Section 7.1(e) (to the extent related to a matter set forth in Section 7.1(c)), (C) Section 7.1(d) or Sections 7.1(a) or 7.1(b) (in the case of Sections 7.1(a) or 7.1(b), to the extent related to a failure of Section 7.1(d) to have been satisfied), or (D) Section 7.1(f) (to the extent related to a matter set forth in Section 9.1(a) or 9.1(d) of the Separation Agreement), shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to February 23, 2027, and such date shall become the Termination Date for purposes of this Agreement; (ii) if all the conditions set forth in Article VII are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) after the Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for all purposes of this Agreement; and (iii) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure of the Mergers to have been consummated on or before the Termination Date was caused by the failure of such party to perform any of its obligations under this Agreement;

(d)          by either CommerceOne or Green Dot (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Green Dot, in the case of a termination by CommerceOne, or CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two, in the case of a termination by Green Dot, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by CommerceOne, or Section 7.3, in the case of a termination by Green Dot, and which is not cured within forty-five (45) days following written notice to Green Dot, in the case of a termination by CommerceOne, or CommerceOne, in the case of a termination by Green Dot, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by Green Dot, prior to the time the Requisite CommerceOne Vote is obtained, if (i) CommerceOne or the Board of Directors of CommerceOne shall have made a Recommendation Change or (ii) CommerceOne or the Board of Directors of CommerceOne shall have breached its obligations under Section 6.3 or 6.11 in any material respect;

(f)           by CommerceOne, prior to the time the Requisite Green Dot Vote is obtained, if (i) Green Dot or the Board of Directors of Green Dot shall have made a Recommendation Change or (ii) Green Dot or the Board of Directors of Green Dot shall have breached its obligations under Section 6.3 or 6.11 in any material respect; or

(g)          by either CommerceOne or Green Dot, if the Requisite Green Dot Vote shall not have been obtained upon a vote taken thereon at the Green Dot Meeting duly convened therefor or at any adjournment or postponement thereof.

8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either CommerceOne or Green Dot as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of CommerceOne, Green Dot, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.12, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Green Dot, CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)          (i)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Green Dot or shall have been made directly to the stockholders of Green Dot or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Green Dot Meeting) an Acquisition Proposal, in each case with respect to Green Dot and (A) (x) thereafter this Agreement is terminated by either CommerceOne or Green Dot pursuant to Section 8.1(c) without the Requisite Green Dot Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated (1) by CommerceOne pursuant to Section 8.1(d) as a result of a willful breach or (2) by CommerceOne or Green Dot pursuant to Section 8.1(g), and (B) prior to the date that is twelve (12) months after the date of such termination, Green Dot enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Green Dot shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CommerceOne, by wire transfer of same-day funds, a fee equal to $27 million (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)          In the event that this Agreement is terminated by CommerceOne pursuant to Section 8.1(f), then Green Dot shall pay CommerceOne, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)          (i)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of CommerceOne or shall have been made directly to the stockholders of CommerceOne or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the CommerceOne Meeting) an Acquisition Proposal, in each case with respect to CommerceOne and (A) (x) thereafter this Agreement is terminated by either CommerceOne or Green Dot pursuant to Section 8.1(c) without the Requisite CommerceOne Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Green Dot pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, CommerceOne enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CommerceOne shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Green Dot an amount equal to $3.5 million (the “Reverse Termination Fee”) by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)          In the event that this Agreement is terminated by Green Dot pursuant to Section 8.1(e), then CommerceOne shall pay Green Dot, by wire transfer of same-day funds, the Reverse Termination Fee within two (2) business days of the date of termination.

(d)          Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee or the Reverse Terminatin Fee, as applicable, more than once.

(e)          Each of CommerceOne and Green Dot acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if CommerceOne or Green Dot, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or the Reverse Terminatin Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if CommerceOne or Green Dot, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1          Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite CommerceOne Vote or the Requisite Green Dot Vote; provided, however, that after the receipt of the Requisite CommerceOne Vote or the Requisite Green Dot Vote, there may not be, without further approval of the stockholders of CommerceOne or Green Dot, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Extension; Waiver.  At any time prior to the First Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of CommerceOne, New CommerceOne, Merger Sub One and Merger Sub Two, in the case of Green Dot, or Green Dot, in the case of CommerceOne, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two, in the case of Green Dot, or Green Dot, in the case of CommerceOne, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite CommerceOne Vote or the Requisite Green Dot Vote, there may not be, without further approval of the stockholders of CommerceOne or Green Dot, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.3          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Second Effective Time, except for those set forth in Section 6.6 and Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Second Effective Time.

9.4          Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne equally by CommerceOne and Green Dot.

9.5          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Green Dot, to:

Green Dot Corporation
1675 N. Freedom Blvd (200 Green Dot) Building 1
Provo,  Utah  84604
Attention:	Amy Pugh
Email:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:	Edward D. Herlihy
Matthew M. Guest
Matthew T. Carpenter
E-mail:	[***]
[***]
[***]

and

(b)          if to CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two, to:

CommerceOne Financial Corporation
17 20th Street North, Suite 500
Birmingham, AL 35203
Attention:	Kenneth Till
Alan Deer
Email:	[***]
[***]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen
Stephen M. Salley
Email:	[***]
[***]

9.6          Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Green Dot means the actual knowledge of any of the representatives of Green Dot listed on Section 9.6 of the Green Dot Disclosure Schedule, and the “knowledge” of CommerceOne means the actual knowledge of any of the representatives of CommerceOne listed on Section 9.6 of the CommerceOne Disclosure Schedule.  As used herein, (a) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (c) the term “made available” means any document or other information that was (i) in the case of Green Dot, provided by CommerceOne or its representatives to Green Dot and its representatives, or in the case of CommerceOne, by Green Dot or its representatives to CommerceOne and its representatives, in each case at least one (1) day prior to the date hereof, (ii) included in the virtual data room of a CommerceOne or Green Dot at least one (1) day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (d) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers.  The Green Dot Disclosure Schedule and the CommerceOne Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement.  This Agreement and the Separation Agreement (including the documents and instruments referred to herein and therein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of CommerceOne shall be subject to the laws of the State of Alabama).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Green Dot, in the case of CommerceOne, New CommerceOne, Merger Sub One or Merger Sub Two, or CommerceOne, in the case of Green Dot.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.  If any party hereto brings any action to enforce specifially the performance of this Agreement, the Termination Date shall automatically be extended by the amount of time during which such action (including any appeals with respect thereto) is pending, plus twenty (20) Business Days or such other time period established by the Chosen Court presiding over such action.

9.13        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Headings.  The table of contents and headings herein are for convenience and reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

9.15        Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.16        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GREEN DOT CORPORATION

By:	/s/ William I Jacobs
	Name:	William I Jacobs
	Title:	Chief Executive Officer

COMMERCEONE FINANCIAL CORPORATION

By:	/s/ Kenneth Till
	Name:	Kenneth Till
	Title:	Chief Executive Officer

COMPASS SUB NORTH, INC.

By:	/s/ Kenneth Till
	Name:	Kenneth Till
	Title:	President, Treasurer and Secretary

COMPASS SUB EAST, INC.

By:	/s/ Kenneth Till
	Name:	Kenneth Till
	Title:	President, Treasurer and Secretary

COMPASS SUB WEST, INC.

By:	/s/ Kenneth Till
	Name:	Kenneth Till
	Title:	President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of New CommerceOne Charter

[See attached.]

EXHIBIT B

Form of New CommerceOne Bylaws

[See attached.]

Exhibit A

FINAL FORM

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMPASS SUB NORTH, INC.

Pursuant to Sections 242 and 245 of
The General Corporation Law of the State of Delaware

Compass Sub North, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.           The Corporation is duly incorporated and validly existing as a corporation under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

2.           The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2025, under the name Compass Sub North, Inc. (the “Original Certificate of Incorporation”).

3.           This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the DGCL.

4.            This Certificate of Incorporation restates, integrates and amends the provisions of the Original Certificate of Incorporation.

5.           The Original Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is CommerceOne Financial Corporation (the “Corporation”).

ARTICLE II
ADDRESS; REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE IV
AUTHORIZED STOCK

Section 4.01.       Capital Stock.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is fifty-five million (55,000,000) shares, consisting of:

(a)          Fifty million (50,000,000) shares of common stock, par value $0.01 per share (“Common Stock”); and

(b)          Five million (5,000,000) shares of preferred stock, no par value per share (“Preferred Stock”).

Section 4.02.       Number of Authorized Shares.  Subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased, in each case without the separate class vote of such stock that otherwise would be required by Section 242(b)(2) of the DGCL, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class will be required therefor (including, for the avoidance of doubt, pursuant to the proviso in Section 8.01).  Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding.  For the avoidance of doubt and notwithstanding anything herein to the contrary, subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to this Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”).

ARTICLE V
COMMON STOCK

The rights, preferences, privileges, restrictions and other matters related to the Common Stock are as follows:

Section 5.01.     Voting Rights.  Subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, and except as otherwise required by the DGCL or the provisions of this Certificate of Incorporation, the holders of Common Stock shall have the sole right and power to vote and shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally.  At every meeting of the stockholders and on all matters submitted to a vote of stockholders of the Corporation, each holder of Common Stock shall have the right to one (1) vote in person or by proxy for each share of Common Stock held of record by such stockholder.  Stockholders shall not be permitted to cumulate their votes in the election of directors.  Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

Section 5.02.      Dividends or Property Distributions.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall be treated equally, identically and ratably on a per share basis in all such dividends and other distributions.

Section 5.03.       Dissolution, Liquidation or Winding Up.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of such Preferred Stock, the rights of the holders of Common Stock to receive any remaining assets of the Corporation shall be as provided by law.

ARTICLE VI
PREFERRED STOCK

The rights, preferences, privileges, restrictions and other matters related to the Preferred Stock are as follows:

Section 6.01.      Designation, Powers and Preferences, Etc.  Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors of the Corporation, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including, without limitation, the following:

(a)          the distinctive serial designation of such series, which shall distinguish it from other series;

(b)          the number of shares included in such series (which may subsequently be increased or decreased to the extent permitted by the DGCL);

(c)          the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)         whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)        the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)          the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)         the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)        whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)          whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by the DGCL, and if so the terms of such voting rights; and

(j)           any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Section 6.02.       Voting Rights.  Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Section 6.03.     Limitation on Derivative Actions. Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

ARTICLE VII
BOARD OF DIRECTORS

Section 7.01.       General Powers.  Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 7.02.       Number of Directors; Independence.  The number of directors constituting the entire Board of Directors shall be fixed from time to time pursuant to the Bylaws of the Corporation but in no event shall be less than [minimum number] or more than [maximum number].  So long as the Common Stock of the Corporation is listed for trading on a national securities exchange, a majority of directors shall be independent in accordance with and as defined by the rules and regulations of such exchange.

Section 7.03.       Term; No Cumulative Voting.  Directors shall be elected at each annual meeting and shall serve until their successors are elected and qualified or until such director’s earlier death, resignation, removal, or ineligibility to serve as specified in the Bylaws of the Corporation.  There shall be no cumulative voting in the election of directors.

Section 7.04.       Removal.  Directors of the Corporation may be removed with or without cause, at a meeting called expressly for that purpose, and only upon the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

Section 7.05.       Vacancies; Newly Created Directorships.  Any vacancies or newly created directorships in the Board of Directors resulting from an increase in the size of the Board of Directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.  Any director appointed to fill a vacancy shall serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation, removal, or ineligibility to serve as specified in the Bylaws of the Corporation.

Section 7.06.       Vote by Ballot.  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VIII
STOCKHOLDER MEETINGS

Section 8.01.        No Consent of Stockholders in Lieu of Meeting.  Any action required or permitted by law to be taken by the stockholders must be effected at a duly called meeting of stockholders and may not be effected by any consent in writing of such stockholders.

Section 8.02.      Special Meetings of Stockholders.  Special meetings of the stockholders, for any purpose or purposes, may be called at any time by (a) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the directors of the Corporation then serving on the Board of Directors, (b) the Chairman of the Board of Directors or (c) the Chief Executive Officer.  At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting.

Section 8.03.      Stockholder Nominations and Introduction of Business, Etc.  Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX
AMENDMENTS

Section 9.01.       Amendment of the Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that any amendment to this Certificate of Incorporation that would adversely affect the rights or preferences of the Common Stock shall require the affirmative vote of the holders of a majority of the Common Stock, voting together as a separate class.  Notwithstanding the foregoing, the Board of Directors may make any amendment to this Certificate of Incorporation that does not require stockholder approval under the DGCL, without requiring any separate class vote.

Section 9.02.       Amendment of Bylaws.  The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of directors the Corporation would have if there were no vacancies on the Board of Directors.

ARTICLE X
EXCULPATION

Section 10.01.     A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

Section 10.02.     No amendment, modification or repeal of this Article IX shall adversely affect any right or protection of any person for or with respect to any acts or omissions of such director or officer or occurring prior to the time of such amendment, modification or repeal.

ARTICLE XI
EXCLUSIVE FORUM

Section 11.01.      Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, if the Chancery Court lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.  If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, to the fullest extent permitted by applicable law, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.02.     Notice and Consent.  Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.  Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 11.03.    Survival.  If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*          *          *

This Certificate of Incorporation shall become effective at [•] Wilmington, Delaware time on [•].

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this ____ day of _____________, [•].

COMMERCEONE FINANCIAL CORPORATION

By:
Name:	[•]
Title:	[•]

Exhibit B

FINAL FORM

AMENDED AND RESTATED BYLAWS
OF
COMMERCEONE FINANCIAL CORPORATION

As adopted on [date] and amended and restated on [date].

Article I
Stockholders

Section 1.1           Annual Meetings.  An annual meeting of stockholders for the election of directors and the transaction of any other proper business shall be held at such date, time and (a) place either within or without the State of Delaware as determined by the Board of Directors (the “Board”) of CommerceOne Financial Corporation (the “Corporation”), and/or (b) if so determined by the Board, by means of remote communication.

Section 1.2           Special Meetings.  Subject to the rights specified in any certificate of designations of the holders of any outstanding series of preferred stock of the Corporation, a special meeting of stockholders may be called at any time for any purpose or purposes by (a) the Board pursuant to a resolution adopted by the affirmative vote of a majority of the directors of the Corporation then serving on the Board, (b) the Chairman of the Board or (c) the Chief Executive Officer of the Corporation (the “Chief Executive Officer”).  Special meetings of stockholders shall be held at such date, time and (i) place either within or without the State of Delaware as determined by the Board, and/or (ii) if so determined by the Board, by means of remote communication, in each case, as stated in the notice of the meeting.

Section 1.3           Notice of Meetings.  Subject to Section 1.4, whenever stockholders are required or permitted to take any action at a meeting of stockholders, a notice of the meeting shall be given which shall state the date and time of the meeting, place of the meeting or the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting of stockholders, if such date is different from the record date for determining stockholders entitled to notice of the meeting of stockholders, and, in the case of a special meeting of stockholders, the purpose or purposes for which the meeting of stockholders is called.  Unless otherwise provided by applicable law, the notice of any meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting of stockholders to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting of stockholders.  Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, notice may be given in writing directed to the stockholder’s mailing address or by electronic transmission to the stockholder’s email address as it appears on the Corporation’s records or by such other form of electronic transmission consented to by the stockholder in accordance with law, and shall be deemed given: (a) if mailed, when deposited in the U.S. mail, postage prepaid; (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the Delaware General Corporation Law (the “DGCL”).  A stockholder otherwise entitled to notice may waive such notice in accordance with Section 6.3.

Section 1.4           Adjournments, Postponements and Cancellation.

(a)          Any meeting of stockholders may be adjourned or recessed from time to time for any reason, whether or not a quorum is present, by the Board, the Chairman of the Board, or the presiding person of a meeting of stockholders, to reconvene at the same or some other place and/or by means of remote communication, and notice need not be given of any such adjourned or recessed meeting of stockholders if the time and place and/or means of remote communication for the meeting are announced at the meeting of stockholders at which the adjournment or recess is taken or are provided in any other manner permitted by applicable law; provided, however, that if the adjournment or recess is for more than 30 days, or if after the adjournment the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned or recessed meeting of stockholders, then a notice of the adjourned or recessed meeting shall be given to each stockholder of record as of the new record date for determining the stockholders entitled to notice of the adjourned or recessed meeting of stockholders under Section 1.3.  At the adjourned or recessed meeting of stockholders, the Corporation may transact any business which might have been transacted at the original meeting of stockholders.

(b)          In addition, subject to applicable law, any meeting of stockholders may be postponed, rescheduled or cancelled by the Board at any time before such meeting has been convened.

(c)          In no event shall any adjournment, recess or postponement of a stockholder meeting (whether or not already publicly noticed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice pursuant to Section 1.11.

Section 1.5           Quorum.  At each meeting of stockholders, except where otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.  For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter; provided that two or more classes or series of capital stock shall be considered a single class if the holders thereof are entitled to vote together as a single class on that matter at the meeting.  When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders or their proxies.  In the absence of a quorum of the holders of any class of capital stock entitled to vote on a matter, the Board, the Chairman of the Board, or the presiding person of the meeting may, on the Board’s or such person’s own motion and without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, adjourn, recess or postpone the meeting from time to time in the manner provided by Section 1.4 until a quorum of such class shall be so present and represented.

Section 1.6           Conduct of Meetings; Organization.

(a)          The Board may adopt by resolution such rules and regulations for the conduct of each meeting of stockholders as it shall deem appropriate.  If the Board determines that any requirement in these Bylaws, the Certificate of Incorporation or any other applicable legal requirement has not been satisfied (including compliance with any Questionnaire or Representation and Agreement required under or provided pursuant to these Bylaws) as to any nomination or other business proposed to be brought before a meeting of stockholders, then the Board may elect to (i) waive such deficiency with respect to such proposed nomination or other business, (ii) notify the stockholder of, and provide the stockholder with an opportunity to cure, such deficiency, or (iii) decline to allow the proposed nomination or other business to be transacted at the meeting, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded).

(b)          Meetings of stockholders shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board, by the Chief Executive Officer, or in the absence of the Chief Executive Officer, by any officer or director designated by the Board.  The Secretary, or in the absence of the Secretary, an assistant secretary of the Corporation (an “Assistant Secretary”), shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary, any officer or director designated by the Board shall act as secretary of the meeting.

(c)          The order of business at each such meeting shall be as determined by the presiding person of the meeting.  Except to the extent inconsistent with any rules and regulations adopted by the Board with respect to the applicable meeting, the presiding person of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgement of such person, are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) establishing procedures for the maintenance of order and safety, (ii) establishing limitations on the time allotted for questions or comments, (iii) establishing restrictions on entry to such meeting after the time prescribed for the commencement thereof, (iv) establishing limitations on attendance and participation at the meeting to stockholders of record, their duly authorized proxies and such other individuals as the presiding person of the meeting may determine, (v) establishing the opening and closing of the voting polls, for each item on which a vote is to be taken, (vi) determining and declaring that a matter, business or nomination was not properly brought before the meeting, (vii) removing any stockholder or any other individual who refuses to comply with meeting rules, regulations and procedures as set forth by the Board or the presiding person of the meeting, (viii) concluding the meeting or adjourning or recessing the meeting, whether or not a quorum is present, to a later date or time and to the same or some other place or by means of remote communication and (ix) restricting the use of audio/video recording devices and cell phones at the meeting.

(d)          Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, (i) the Board may, at its discretion, and (ii) the Chairman of the Board or the person presiding at the applicable meeting of stockholders shall, to the extent not inconsistent with any prior determination of the Board set forth in a resolution adopted by the affirmative vote of a majority of the directors of the Corporation then serving on the Board, have the power to (in each case of subclauses (i) and (ii), regardless of whether the Board has previously made a determination with respect to a particular proposed nomination or other business pursuant to clause (a) of this Section 1.6): (x) determine whether any proposed nomination or other business to be brought before the meeting was properly brought in accordance with these Bylaws (including in compliance with any Representation and Agreement required under or provided pursuant to these Bylaws), the Certificate of Incorporation, or in compliance with any other applicable legal requirement, including Rule 14a-19 under the Exchange Act, and (y) if any proposed nomination or other business was not properly brought, to declare that such proposed nomination or other business is defective.  If the Board, the Chairman of the Board, or the person presiding at the applicable meeting of stockholders should so determine and declare, the defective nomination or other business shall be disregarded, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded).

(e)          Notwithstanding anything herein to the contrary, unless otherwise required by applicable law, if any Proposing Stockholder fails to appear or send a Qualified Representative to present the matters such stockholder requested to be presented at the applicable meeting of stockholders, the Corporation need not present such matters for a vote at such meeting, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded).

Section 1.7           Inspectors.  Prior to any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.  The inspectors shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.  The inspectors may appoint or retain other persons to assist them in the performance of their duties.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting.  No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls.  In determining the validity and counting of proxies and ballots, the inspectors shall conduct the examination in accordance with, and consider such information as is permitted by, applicable law.

Section 1.8           Voting; Proxies.

(a)          Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in the manner authorized by Section 212 of the DGCL, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.  A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date before the vote pursuant to that proxy.

(b)          Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any proposal of business or nomination must use a proxy card color other than blue and white, which shall be reserved for exclusive use by the Board.

(c)          Directors shall be elected by a majority of the votes cast at a meeting of stockholders at which a quorum is present by holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, however, that directors shall be elected by the vote of a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary receives a notice pursuant to these Bylaws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders.  For purposes of these Bylaws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” (or other shares of capital stock of the Corporation similarly not entitled to vote) not counted as a vote cast either “for” or “against” that director’s election).

(d)          In all other matters, unless a different vote is required by applicable law, the Certificate of Incorporation, these Bylaws or the rules or regulations of any stock exchange upon which any Corporation Securities are traded (in which case such different vote shall be the applicable vote on the matter), the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.  Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares cast of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws.

Section 1.9           Fixing Date for Determination of Stockholders of Record.

(a)          In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than ten days before the date of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.10         List of Stockholders Entitled to Vote.  The Secretary shall prepare and make available, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Nothing in this Section 1.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list.  Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date:  (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal executive offices of the Corporation.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders.

Section 1.11         Notice of Stockholder Proposals and Nominations of Directors.

(a)          Annual Meeting of Stockholders.

(i)           Nominations of persons for election to the Board or the proposal of other business to be brought to the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board, or (C) by any Proposing Stockholder who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.11(a) and at the time of the applicable meeting, who shall be entitled to vote at the meeting.  Clause (C) of this Section 1.11(a)(i) sets forth the exclusive means for a stockholder to nominate persons for election to the Board at an annual meeting of stockholders or to propose other business to be considered at any annual meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Exchange Act).

(ii)         Any matter proposed to be brought by a stockholder must constitute a proper matter for stockholder action.  For nominations or other business to be properly brought by a Proposing Stockholder before an annual meeting of stockholders pursuant to clause (C) of Section 1.11(a)(i), the Proposing Stockholder must timely deliver notice of such matters in proper written form to the Secretary and otherwise comply with these Bylaws.

(iii)        For nominations or other business to be brought before a stockholder meeting by a Proposing Stockholder in a timely manner pursuant to clause (C) of Section 1.11(a)(i), a Proposing Stockholder’s notice must be received in a proper form and in accordance with an Acceptable Delivery Method not earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or recess) by more than 60 days later than such anniversary date, such stockholder’s notice must be received not earlier than the 120th day prior to such annual meeting and not later than the later of (1) the 90th day prior to such annual meeting and (2) the tenth day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation.

(iv)        To be in proper written form, a stockholder’s notice to the Secretary pursuant to clause (C) of Section 1.11(a)(i) shall set forth in writing:

(A)        all Stockholder Information;

(B)        with respect to any nomination of persons for election to the Board to be brought before a stockholder meeting, all Nominee Information;

(C)        with respect to any business to be brought before a stockholder meeting other than nominations, all Proposal Information; and

(D)        such other information regarding each matter of business to be proposed, each proposed nominee, each Proposing Stockholder or any Interested Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for such business or nomination, or is otherwise required pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

(b)          Special Meeting.

(i)          Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting, or by or at the direction of the Board.  Notwithstanding anything to the contrary in these Bylaws, subject to applicable law, the Board shall have the power to determine in its reasonable discretion whether directors shall be elected at a special meeting.

(ii)         A Proposing Stockholder who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.11(b) and at the time of the applicable meeting and who shall be entitled to vote at the meeting may nominate persons for election to the Board or propose other business to be brought to the stockholders at a special meeting of stockholders, provided that (A) any matter proposed to be brought by a stockholder must constitute a proper matter for stockholder action, (B) the Proposing Stockholder timely delivers notice of such matters in proper written form to the Secretary and otherwise comply with the requirements under these Bylaws, (C) a Proposing Stockholder may make such nomination(s) at a special meeting only if the Corporation’s notice of meeting indicates that directors shall be elected at such meeting, and (D) in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such nomination(s) made by a Proposing Stockholders are limited to the directorships to be voted upon at the meeting, as specified in the Corporation’s notice of meeting.  This Section 1.11(b)(ii) sets forth the exclusive means for a stockholder to nominate persons for election to the Board at a special meeting of stockholders or to propose other business to be considered at any special meeting of stockholders.

(iii)        For nominations or other business to be brought before a special meeting of stockholders in a timely manner pursuant to Section 1.11(b)(ii), a Proposing Stockholder’s notice must be received in a proper form and in accordance with an Acceptable Delivery Method, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(iv)         To be in proper written form, a stockholder’s notice to the Secretary pursuant to Section 1.11(b)(ii) shall set forth in writing the information required by Section 1.11(a)(iv) and that otherwise complies with these Bylaws (including Section 1.11).

(c)          General.

(i)          Prior to submitting a stockholder’s notice (including a Special Meeting Request) with respect to any nomination that a Proposing Stockholder proposes to be brought before any meeting of stockholders, the Proposing Stockholder shall request in writing from the Secretary the forms of the Questionnaire and the Representation and Agreement, and the Secretary shall provide such forms to the Proposing Stockholder within ten days after receiving such request.

(ii)         Each applicable person (including the Proposing Stockholder and proposed nominee) shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 1.11 and under any Questionnaire or Representation and Agreement, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (A) as of the record date for determining the stockholders entitled to notice of the meeting and (B) as of the date that is ten business days prior to the meeting (or any adjournment, recess or postponement thereof), and such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight business days prior to the date of such meeting (in the case of an update required to be made as of the date that is ten business days prior to such meeting or any adjournment, recess or postponement thereof).

(iii)        The obligation of a Proposing Stockholder, proposed nominee or other applicable person to provide information or an update pursuant to this Section 1.11 and under any Questionnaire or Representation and Agreement, as applicable, shall not limit the Corporation’s rights with respect to any deficiencies in any notice or information provided by such person, extend any applicable deadlines under this Section 1.11 or enable or be deemed to permit such person to amend or update any nomination or proposal, as applicable, or to submit any new nomination or proposal, including by substituting or adding nominees or proposals, as applicable.  A Proposing Stockholder may not, after the last day on which a notice would be timely under this Section 1.11, cure in any way any defect preventing the submission of a proposal or nomination of a proposed nominee.

(iv)        The Corporation may also, as a condition of any nomination being deemed properly brought by a stockholder before any meeting of stockholders pursuant to this Section 1.11, require the Proposing Stockholder, any proposed nominee and any other person on whose behalf the nomination is being made to furnish such other information (A) such person has agreed to furnish under the applicable stockholder’s notice, Questionnaire or Representation and Agreement delivered to the Corporation (including under any such person’s agreement to update information pursuant to any Representation and Agreement), and (B) that could (as determined by the Board or any committee thereof) be required by the Corporation to determine whether the proposed nominee would be (x) considered “independent” as a member of the Board under the Independence Standards or meet the requirements for membership on the Board or any committee thereof, (y) meet the requirements or expectations of applicable regulators for membership on the Board or any committee thereof, or (z) material to a reasonable stockholder’s understanding of the qualifications and, fitness and/or independence, or lack thereof, of any proposed nominee.

(v)         Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any stockholder (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, even if the Corporation has received proxies or votes in respect of such nomination (which proxies and votes shall also be disregarded).  If a stockholder provides notice pursuant to Rule 14a-19(b) or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such stockholder, such stockholder must provide in writing to the Secretary, no later than seven business days prior to the applicable meeting of stockholders, a written certification (and upon request by the Corporation, reasonable evidence) that it has met the applicable requirements of Rule 14a-19 under the Exchange Act.

(vi)        With respect to nominations or other business to be brought by a stockholder before a meeting of stockholders, a stockholder must also comply with all applicable requirements the Certificate of Incorporation and all other applicable laws, rules and regulations, including under the Exchange Act.

(vii)       Notwithstanding anything to the contrary in these Bylaws, the notice requirements set forth herein with respect to the proposal of any business (other than the nominations of persons for election to the Board) by a stockholder pursuant to this Section 1.11 shall be deemed satisfied if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act.

Article II
Board of Directors

Section 2.1          Powers; Qualifications.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by law or in the Certificate of Incorporation or these Bylaws.  Unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws, the Board may delegate any of its powers, authority or duties (including any discretionary authority granted to the Board under these Bylaws) to a committee of the Board or to any officer or agent of the Corporation and upon such terms as it deems appropriate.

Section 2.2           Number of Directors.

(a)          Until [three years following closing], the Board shall consist of nine directors.  Until the earlier of [three years following closing] and his death, resignation, disqualification or removal, Kevin Kynerd shall serve as the Chairman of the Board.

(b)          After [three years following closing], the Board shall consist of not less than seven (7) nor more than twelve (12) persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board.  The Board shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings.

Section 2.3           Election and Term of Office.  Directors elected at each meeting of stockholders shall hold office until the next annual meeting of stockholders, and until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal.

Section 2.4           Resignation.  Any director may resign at any time by giving notice in writing to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary.  Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events, in which case the resignation shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.

Section 2.5           Removal.  Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 2.6           Newly Created Directorships and Vacancies.  Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason, whether because of death, resignation, disqualification or any other reason, may only be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  A director elected to fill a newly created directorship or a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor has been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 2.7           Regular Meetings.  Regular meetings of the Board may be held without notice at such date, time and place (a) either within or without the State of Delaware, and/or (b) by means of remote communication.

Section 2.8           Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer, or the President and shall be held at such place (a) either within or without the State of Delaware, and/or (b) by means of remote communication, on such date, and at such time as the Chairman of the Board, the Chief Executive Officer, or the President shall fix.

Section 2.9           Notice and Place of Meetings.  Meetings of the Board may be held at the principal office of the Corporation, or at any other place as is stated in the notice of such meeting, or solely by means of remote communication.  Notice of any special meeting, and except as the Board may otherwise determine by resolution, notice of any regular meeting, will be (a) delivered personally by hand, by courier or by telephone, (b) sent by United States first-class mail, postage prepaid, or (c) sent by electronic mail, in each case, directed to each director at that director’s address, telephone number or electronic mail address, as the case may be, as shown on the Corporation’s records at least two days’ before the time at which the meeting is to commence, or at least three days’ notice if notice is sent by mail unless such director has waived notice in accordance with Section 6.3; provided, however, that if the Chairman of the Board determines that it is otherwise necessary or advisable to hold the meeting sooner, the Chairman of the Board may prescribe a shorter notice to be given.  Any business may be transacted, and any corporate action may be taken at any regular or special meeting of the Board at which a quorum is present, whether or not the business or proposed action is stated in the notice of that meeting, unless special notice of such business or proposed action is required by statute.

Section 2.10         Participation in Meetings by Electronic Means Permitted.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone, electronic or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.10 shall constitute presence in person at such meeting.

Section 2.11         Quorum; Vote Required for Action.  At all meetings of the Board a majority of the entire Board shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless applicable law, the Certificate of Incorporation or these Bylaws shall require a vote of a greater number.  In case at any meeting of the Board a quorum shall not be present, the members of the Board present may, by majority vote, adjourn the meeting from time to time until a quorum shall be present.

Section 2.12         Organization.  Meetings of the Board shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board, by a presiding person chosen at the meeting.  The Secretary, or in the absence of the Secretary, the presiding person of the meeting may appoint any person to act as secretary of the meeting.

Section 2.13         Action by Directors Without a Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.14         Compensation of Directors.  Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

Article III
Committees

Section 3.1           Committees.  The Board may designate one or more committees, with each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters:  (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval, or (b) adopting, amending or repealing these Bylaws.

Section 3.2           Committee Rules.  Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business.  In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, (a) a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business, (b) the vote of a majority of the members present at a meeting at which a quorum is present at the time of such vote or the unanimous written consent of all members thereof shall be the act of such committee and (c) in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II.

Article IV
Officers

Section 4.1           Officers; Election.  From time to time, the Board shall choose a Chairman of the Board, Chief Executive Officer, President, one or more Vice Presidents, a Secretary and a Chief Financial Officer and may give any of them such further designations or alternate titles as it considers desirable.  The Board from time to time may choose such other officers as it may deem proper.  Any number of offices of the Corporation may be held by the same person unless the Certificate of Incorporation or these Bylaws provide otherwise.

Section 4.2           Term of Office; Resignation; Removal; Vacancies.  Unless otherwise provided in the resolution of the Board electing such officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  Any officer may resign at any time upon written notice to the Board, the Chief Executive Officer, the Chairman of the Board, or the Secretary.  Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events, in which case it shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.  Subject to Section 4.4(b), the Board may remove any officer with or without cause at any time by the affirmative vote of a majority of the authorized number of directors then constituting the Board.  Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, and the election of an officer shall not of itself create contractual rights.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board at any regular or special meeting.

Section 4.3           Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board and of the stockholders at which he or she shall be present and shall act in a general executive capacity and, subject to the direction of the Board, shall have general responsibility for the supervision of the policies and affairs of the Corporation and the effective administration of the Corporation’s business.

Section 4.4           Chief Executive Officer.

(a)          In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the Board and of the stockholders at which he or she shall be present.  The Chief Executive Officer shall be the chief executive officer and, subject to the control of the Board, shall have general power over the management and oversight of the administration and operation of the Corporation’s business and general supervisory power and authority over its policies and affairs.  The Chief Executive Officer shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Chief Executive Officer, or imposed by these Bylaws.

(b)          Unless otherwise required by law or a contractual agreement, until the earlier of [three years following closing] and his death, resignation, disqualification or removal by a Supermajority Board Vote, Kenneth Till shall serve as the Chief Executive Officer of the Corporation and a member of the Board.

Section 4.5           President.  The President or Presidents, if any, shall perform the duties of the Chief Executive Officer in the Chief Executive Officer’s absence of during his or her disability to act.  In addition, the Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them from time to time by the Board, the Chairman of the Board, or the Chief Executive Officer.

Section 4.6           Vice Presidents.  The Vice President or Vice Presidents, if any, shall perform the duties of the President in the President’s absence of during his or her disability to act.  In addition, the Vice Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them from time to time by the Board.  If there be more than one Vice President, the Board may determine which one or more of the Vice Presidents shall perform any of such duties; or if such determination is not made by the Board, the President may make such determination; otherwise any of the Vice Presidents may perform any of such duties.  The Vice President or Vice Presidents shall perform all duties incident to the office of the vice president of a corporation and shall have such other powers and shall perform such other duties as may, from time to time, be assigned to him or her or them by the Board, the Chief Executive Officer, the President or as may be provided by law.

Section 4.7           Secretary.  The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board and any committees in a book to be kept for that purpose, shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law, shall be custodian of the records of the Corporation, may affix the corporate seal to any document the execution of which, on behalf of the Corporation, is duly authorized, and when so affixed may attest the same, and, in general, shall perform all duties incident to the office of secretary of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board, the Chief Executive Officer, the President or as may be provided by law.

Section 4.8           Chief Financial Officer.  The Chief Financial Officer shall have charge of all monies and securities of the Corporation, other than monies and securities of any division of the Corporation which has a treasurer or financial officer appointed by the Board, and shall keep regular books of account.  The funds of the Corporation shall be deposited in the name of the Corporation by the Chief Financial Officer with such banks or trust companies or other entities as the Board from time to time shall designate.  The Chief Financial Officer shall sign or countersign such instruments as require his or her signature, shall perform all such duties and have all such powers as are usually incident to such office and/or such other duties and powers as are properly assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 4.9           Assistant Secretaries and Other Officers.  The Board may appoint one or more assistant secretaries and one or more assistants to the Chief Financial Officer, or one appointee to both such positions, which officers shall have such powers and shall perform such duties as are provided in these Bylaws or as may be assigned to them by the Board, the Chairman of the Board, the Chief Executive Officer or the President.  The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.10         Action with Respect to Securities of Other Corporations.  Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer or the President, or a proxy appointed by either of them.  The Board, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Article V
Stock

Section 5.1           Stock Certificates and Uncertificated Shares.  Capital stock of the Corporation may be issued, registered and held with or without certificates to represent such stock.  The Board by resolution or resolutions may provide that some or all of any or all classes or series of stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution or resolutions by the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or any Assistant Secretary shall be an authorized officer for such purpose), representing the number of shares of capital stock of the Corporation registered in certificate form owned by such holder.  The signatures of the officers upon a certificate may be by electronic signature as permitted under the DGCL.  If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.  The Corporation may not issue stock certificates in bearer form.  Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 5.2           Transfers of Shares.  Shares represented by certificates of the Corporation shall be transferable on the record of stockholders upon presentation to the Corporation or a transfer agent of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require.

Section 5.3           Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Article VI
Miscellaneous

Section 6.1           Fiscal Year.  The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise fixed by the Board.

Section 6.2           Seal.  The Board may adopt a corporate seal; alter such seal at pleasure, and authorize it to be used by causing it or a reproduction of such seal to be affixed or impressed or reproduced in any other manner.

Section 6.3           Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Whenever notice is required to be given by applicable law or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 6.4           Indemnification of Directors and Officers.

(a)          Except as provided in this Section 6.4, the Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party or otherwise involved in any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (a “Proceeding”) by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation at any corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise as a director or officer (each, an “Indemnitee”) against all Expenses, judgments, fines, penalties, amounts paid in settlement, liabilities and other losses, in each case, actually and reasonably incurred or suffered by such Indemnitee in connection therewith; provided that the Corporation shall not be obligated to indemnify any such Indemnitee in connection with a Proceeding initiated by such Indemnitee, other than any Permitted Counterclaims, unless such Proceeding was authorized in a resolution adopted by the Board; and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any Proceeding unless the Corporation has given its prior consent to such settlement or other disposition.  The Board is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in this Section 6.4 against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him or her in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted.

(b)          Expenses reasonably incurred by an Indemnitee in defending any Proceeding shall be promptly advanced or reimbursed by the Corporation upon receipt of (i) a written request therefor and (ii) a written undertaking of such Indemnitee to repay such Expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation or, where indemnification is granted, to the extent the Expenses so advanced or reimbursed exceed the amount to which such Indemnitee is entitled; provided that such Indemnitee shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.  An Indemnitee’s obligation to reimburse the Corporation shall be unsecured and no interest shall be charged thereon.

(c)          The Corporation shall not indemnify an Indemnitee or advance or reimburse an Indemnitee’s Expenses in connection with any Proceeding (or any part of any Proceeding):

(i)          for which payment has actually been made to or on behalf of such Indemnitee under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)         for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

(iii)        relating to violations of the Corporation’s Code of Conduct and Ethics or Insider Trading Policy; or

(iv)        relating to violations of Federal or state insider trading laws,

unless, in each case, such Indemnitee has been successful on the merits, received the written consent to incur the Expense or settled the case with the written consent of the Corporation, in which case the Corporation shall indemnify and reimburse the Expenses of such Indemnitee.  In addition, the Corporation shall not indemnify an Indemnitee or advance or reimburse Indemnitee’s Expenses if such indemnification or payment would constitute a “prohibited indemnification payment” under the regulations of the Federal Deposit Insurance Corporation (“FDIC”) (or any successor provisions) or any other applicable laws, rules or regulations.

(d)          No claim for indemnification shall be paid by the Corporation unless the Corporation has determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that such Indemnitee’s conduct was unlawful.  Unless ordered by a court of competent jurisdiction, such determinations shall be made by (i) a majority vote of the directors who are not parties to the Proceeding for which indemnification is sought, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, a copy of which shall be received by such Indemnitee or (iv) by a majority vote of the stockholders.  If such determination is not made by the Corporation within 30 days of a demand by such Indemnitee for indemnification or advancement or reimbursement of Expenses, such Indemnitee shall be deemed to have met such standard.  An Indemnitee shall submit to the Corporation such documentation and information as is reasonably available to such Indemnitee and is reasonably necessary to determine whether and to what extent such Indemnitee is entitled to indemnification pursuant to this Section 6.4. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, or any claim, issue or matter therein, such Indemnitee shall be indemnified against Expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnitee in connection therewith, without the necessity of authorization in the specific case.

(e)          If a claim for indemnification or advancement of Expenses under this Section 6.4 is not paid in full within 90 days after receipt by the Corporation of the written request therefor, an Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses.  The Corporation shall indemnify such Indemnitee against any and all Expenses that are incurred by such Indemnitee in connection with any action for indemnification or advancement of Expenses from the Corporation under this Section 6.4(e), to the extent such Indemnitee is successful in such action, and to the extent not prohibited by applicable law.  In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of Expenses.

(f)          An Indemnitee shall promptly notify the Corporation in writing upon the sooner of (i) becoming aware of a Proceeding where indemnification or the advance payment or reimbursement of Expenses may be sought or (ii) being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification or the advance payment or reimbursement of Expenses covered hereunder.  The failure of Indemnitee to so notify the Corporation shall not relieve the Corporation of any obligation which it may have to Indemnitee pursuant to this Section 6.4.

(g)          As a condition to indemnification or the advance payment or reimbursement of Expenses, any demand for payment by an Indemnitee hereunder shall be in writing and shall provide reasonable accounting by such Indemnitee’s legal counsel for the Expenses to be paid by the Corporation.

(h)          All rights conferred to an Indemnitee in this Section 6.4, as to indemnification, advancement of Expenses and otherwise, shall not be exclusive of any other rights to which such Indemnitee seeking indemnification or advancement of Expenses may be entitled or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or the Board or otherwise.  No amendment of the Certificate of Incorporation or these Bylaws shall impair or otherwise adversely affect any rights of indemnification, advancement of Expenses or other rights of any Indemnitee conferred to such Indemnitee in the Certificate of Incorporation or these Bylaws arising at any time with respect to events or omissions occurring prior to such amendment.

(i)           The Corporation may maintain insurance to protect itself and any Indemnitee against any Expenses, judgments, fines, amounts paid in settlement, liabilities and other losses, whether or not the Corporation would have the power to indemnify such Indemnitee against such Expenses, judgments, fines, amounts paid in settlement, liabilities and other losses under applicable law.  To the extent that the Corporation maintains any policy providing such insurance, each such Indemnitee shall be covered by such in accordance with its terms to the maximum extent of the coverage thereunder for any such Indemnitee.

(j)           For the purposes of this Section 6.4, (i) the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; (ii) “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries provided, however that such request for service is in writing; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation; and (iii) the term “Expenses” shall include all reasonable and documented out of pocket fees, costs and expenses, including without limitation, attorney’s fees, retainers, court costs, transcript costs, fees and expenses of experts, including accountants and other advisors, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes or penalties assessed on an Indemnitee with respect to an employee benefit plan, Federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Section 6.4, penalties and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an actual or threatened Proceeding (including an Indemnitee’s counterclaims that directly respond to and negate the affirmative claim made against Indemnitee (“Permitted Counterclaims”)) in such Proceeding, but shall exclude the costs of (A) any of Indemnitee’s counterclaims, other than Permitted Counterclaims (B) the costs of acquiring and maintaining an appeal or supersedeas bond or similar instrument, or (C) the fees and costs of enforcing a right to indemnification or advance payment or reimbursement under this Section 6.4.

(k)          Any Proceeding regarding indemnification or advance payment or reimbursement of Expenses arising out of these Bylaws or otherwise shall only be brought and heard in the Court of Chancery of the State of Delaware.  In the event of any payment under this Section 6.4, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (under any insurance policy or otherwise), who shall execute all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable the Corporation to effectively bring suit to enforce such rights.  Except as required by law or as otherwise becomes public, an Indemnitee will keep confidential any information that arises in connection with this Section 6.4, including but not limited to, claims for indemnification or the advance payment or reimbursement of Expenses, amounts paid or payable under this Section 6.4 and any communications between the parties.

(l)           In case any provision in this Section 6.4 shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of Expenses to its directors or officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

Section 6.5           Amendment of Bylaws.  Subject to applicable law and the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws enacted, by the Board at any meeting or by written consent of the Board; provided, however, that any amendment to Section 2.2, Section 4.4(b) or this Section 6.5 shall require a Supermajority Board Vote.

Section 6.6           Electronic Signatures.  Unless otherwise required by law, whenever the Certificate of Incorporation or these Bylaws require or permit a signature, such signature may be a manual, facsimile, conformed or electronic signature.

Article VII
Exclusive Forum

Section 7.1           Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, if the Chancery Court lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or these Bylaws or the Certificate of Incorporation of the Corporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Section 7.1, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.  If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, to the fullest extent permitted by applicable law, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 7.2           Notice and Consent.  To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.  Notwithstanding anything to the contrary in these Bylaws, the foregoing provisions of this Article VII shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act to the extent such application would be contrary to law.

Section 7.3           Survival.  If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article VIII
Definitions

As used in these Bylaws, the following terms have the meanings specified in this Article VIII.

“Acceptable Delivery Method” means delivery in writing to the Secretary (i) by electronic mail (but only if confirmation of receipt of such e-mail is received; provided that any communication or confirmation automatically generated by electronic means (such as out-of-office replies) shall not constitute such confirmation of receipt) or (ii) by registered mail addressed to the Secretary at the principal executive offices of the Corporation, return receipt requested.

“beneficially owned” (and its correlative terms) has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act.

“Competitor” means any entity that provides products or services that compete with or are alternatives to the products produced or services provided by the Corporation or any affiliate thereof.

“Corporation Securities” means any capital stock or other securities of the Corporation or any affiliate thereof.

“Derivative Instrument” means any derivative instruments, profit interests, options, warrants, convertible securities, stock appreciation or other rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Corporation Securities or the voting rights thereof or with a value derived in whole or in part from the value of any Corporation Securities or any other contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Corporation Securities, in each case, whether or not such instrument, contract or right shall be subject to settlement in the underlying Corporation Security.

“Independence Standards” means any independence standards set forth in the rules and listing standards of the primary stock exchange upon which any Corporation Securities are traded, any applicable rules of the SEC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the FDIC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on the audit committee, compensation committee or any other committee of the Board.

“Interested Person” means, with respect to any stockholder, (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, and (iii) any person controlled by or under common control with such stockholder.

“Nominee Information” means, as to each person whom the Proposing Stockholder proposes to nominate for election or reelection to the Board:

(a)          the name, age, business address and residence address of such proposed nominee;

(b)          the principal occupation or employment of such proposed nominee;

(c)          the completed Questionnaire and the Representation and Agreement in the forms provided by the Corporation pursuant to Section 1.11(a)(ii) with respect to the proposed nominee;

(d)          (i) the class and series and number of Corporation Securities which are, directly or indirectly, owned beneficially or of record by such proposed nominee, (ii) the dates such Corporation Securities were acquired and (iii) any Derivative Instruments or Short Interests owned, held or entered into by such proposed nominee within the prior six months;

(e)          whether such proposed nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the SEC (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Corporation’s equity securities are listed;

(f)           a description of all direct and indirect compensation, payment, reimbursement, indemnification and other monetary agreements, arrangements and understandings during the past three years, and any other relationships, between or among such proposed nominee, the Proposing Stockholder, any Interested Person and any other person or persons (including their names) in connection with such proposed nominee’s nomination or service or action as a director, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Proposing Stockholder and any Interested Person were the “registrant” for purposes of such rule and such proposed nominee was a director or executive officer of such registrant;

(g)          details of any relationship between such proposed nominee and any person that would require disclosure on Schedule 13D as if such proposed nominee was required to file a Schedule 13D with respect to the Corporation; and

(h)          details of any position where such proposed nominee has served as an officer or director of any Competitor or any Potential Regulatory Interlocks within the three years preceding the submission of the stockholder notice.

“person” means any individual, firm, partnership, limited liability company, trust, association, group, corporation (including not-for-profit) or other entity.

“Potential Regulatory Interlocks” means, with respect to a proposed nominee, any interlocking with another depository institution that would result from such nominee’s service on the Board or any circumstance with respect to the nominee that would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Federal Reserve Board or the FDIC.

“Proposal Information” means as to any business (other than nomination of persons for election to the Board) the Proposing Stockholder proposes to bring before a meeting of stockholders pursuant to Section 1.11:

(a)          a brief description of the business desired to be brought before the meeting of stockholders;

(b)          the text of the proposal or business (including the complete text of any resolutions proposed to be presented for consideration and, in the event that such business includes a proposal to amend any incorporation document, including, but not limited to, the Certificate of Incorporation or these Bylaws, the language of the proposed amendment);

(c)          the reasons for conducting such business at the meeting of stockholders (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC); and

(d)          a complete and accurate description of any material interest in such business of the Proposing Stockholder and any Interested Persons, individually or in the aggregate, including any anticipated benefit to the Proposing Stockholder and any Interested Persons therefrom.

“Proposing Stockholder” means any stockholder proposing nominations or other business to be brought before a meeting of stockholders pursuant to Section 1.11.

“public disclosure” shall be deemed to include a disclosure made in a press release reported by a national news service, in a document filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed.

“Qualified Representative” of a stockholder means a person who is a duly authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to the Secretary to act for such stockholder as proxy at a specified meeting of stockholders.  The Qualified Representative must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

“Questionnaire” means, as to each person whom a Proposing Stockholder proposes to nominate for election or reelection to the Board, a director’s and officers’ questionnaire in the form provided by the Corporation pursuant to Section 1.11(a)(ii) and signed by such proposed nominee.

“Representation and Agreement” means, in connection with any nomination or other business proposed by a Proposing Stockholder to be brought before a meeting of stockholders, written representations and agreements in the form provided by the Corporation pursuant to Section 1.11(a)(ii), and signed by, as applicable, the Proposing Stockholder, each proposed nominee and any other person by whom or on whose behalf the nomination or other proposal is being made that:

(a)          each of the applicable persons (including the Proposing Stockholder and any proposed nominee) will update and supplement the information described in Section 1.11 from time to time to the extent necessary so that such information shall be true and correct (i) as of the record date for determining the stockholders entitled to notice of the applicable meeting and (ii) as of the date that is the tenth business day prior to such meeting or any adjournment or postponement thereof.  Any such update and supplement shall be delivered in writing to the Secretary in accordance with an Acceptable Delivery Method not later than the fifth business day following the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be disclosed as of the record date) and not later than the eighth business day prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of the tenth business day prior to the meeting or adjournment or postponement thereof);

(b)          each of the applicable persons (including the Proposing Stockholder and any proposed nominee) will provide to the Corporation such other information and certifications as it may reasonably request, including any information required or requested by the Corporation’s subsidiaries, or required, requested or expected by banking or other regulators;

(c)          each of the applicable persons (including the Proposing Stockholder and any proposed nominee) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(d)          each of the applicable persons (including the Proposing Stockholder and any proposed nominee) agrees to comply with all applicable law, rules and regulations in connection with the nomination, solicitation and election, as applicable (including Rule 14a-19 under the Exchange Act);

(e)          the proposed nominee will comply with the Corporation’s processes for evaluating any person being considered for nomination to the Board, including, at the reasonable request of the Governance and Nominating Committee of the Board, meet with the Governance and Nominating Committee to discuss matters relating to the nomination of such proposed nominee to the Board, including the information provided by such proposed nominee to the Corporation in connection with such person’s nomination and such proposed nominee’s eligibility to serve as a member of the Board;

(f)          the proposed nominee consents to the running of a background check in accordance with the Corporation’s policy for prospective directors and will provide any information requested by the Corporation that is necessary to run such background check;

(g)          the proposed nominee, if elected to serve as a member of the Board, (i) agrees to comply with applicable state and federal law (including applicable fiduciary duties under state law), the rules of any stock exchange on which any Corporation Securities are traded, and all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and (ii) would be in compliance with any such policies and guidelines that have been publicly disclosed;

(h)          the proposed nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how the proposed nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could reasonably be expected to limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with fiduciary duties under applicable law;

(i)           the proposed nominee (i) intends to serve the full term for which he or she is standing for election if nominated by the Board and elected by the stockholders, and (ii) consents to being named in any proxy statement, associated proxy card or other proxy materials; and

(j)           the proposed nominee’s candidacy or, if elected, membership on the Board, would not violate applicable state or federal law or the rules of any stock exchange upon which any Corporation Securities are traded.

“SEC” means the Securities and Exchange Commission.

“Short Interest” shall mean any agreement, arrangement, understanding or relationship (including any repurchase or so called “stock borrowing” agreement or arrangement) the effect or intent of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Corporation Securities or manage risk with respect to any Corporation Securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Corporation Securities.

“Stockholder Information” means as to any Proposing Stockholder:

(a)          whether such person is providing the notice at the request of a beneficial holder of any Corporation Securities;

(b)          the name and record address of such person and, as applicable, the beneficial holder (including, if applicable, as they appear on the Corporation’s books and records);

(c)          (i) the class and series and number of shares of Corporation Securities which are, directly or indirectly, owned beneficially or of record by such person or, as applicable, the beneficial holder and (ii) the dates such Corporation Securities were acquired;

(d)          a complete and accurate description of all Derivative Instruments or Short Interests owned, held or entered into by or on behalf of such person or, as applicable, the beneficial owners;

(e)          a complete and accurate description of any agreement, arrangement or understanding pursuant to which such person or, as applicable, the beneficial owner has received any financial assistance, funding or other consideration from any other person with respect to the investment by such person in the Corporation;

(f)          a complete and accurate description of any agreement, arrangement or understanding that has been made, the effect or intent of which is to increase or decrease the voting power of such person or, as applicable, the beneficial owner with respect to any Corporation Securities, without regard to whether such transaction is required to be reported on a Schedule 13D in accordance with the Exchange Act;

(g)          a complete and accurate description of all agreements, arrangements and understandings between or among (i) such person and any Interested Persons or (ii) such person or any Interested Persons and any other person (naming each such person) in connection with or related to the proposed nomination or other business to be brought at the meeting, including without limitation (A) any proxy, contract, arrangement, understanding or relationship pursuant to which such person has the right to vote any Corporation Securities; and (B) any other agreements that would be required to be disclosed by such person or any other person pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder giving the notice or any Interested Person or other person);

(h)          any material interest of such person or, as applicable, the beneficial owner in the proposed nomination or other business to be brought at the meeting;

(i)           a representation from such person as to whether such person or any beneficial owner on whose behalf such person is acting intends or is part of a group (providing the name and address of each participant) which intends (i) to deliver a proxy statement to and/or form of proxy with holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each proposed nominee, (ii) otherwise to solicit proxies in support of such proposed nomination or other business, and/or (iii) to solicit the holders of the Corporation’s shares in accordance with Rule 14a-19 under the Exchange Act;

(j)           a representation from such person that such person (i) is, and will at the time of such meeting, be a holder of record of Corporation Securities entitled to vote at such meeting, that (ii) intends to vote such Corporation Securities at such meeting, and (iii) intends to appear in person at, or send a Qualified Representative to, such meeting to make such proposed nomination or present such other proposed business, as applicable, before such meeting; and

(k)          the completed Representation and Agreement in the form provided by the Corporation pursuant to Section 1.11(a)(ii) with respect to such person and, as applicable, the beneficial owner.

“Supermajority Board Vote” means the affirmative vote of at least 75% of the total number of directors of the Board.